A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. These securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the "1933 Act") or any state securities laws. Accordingly, these securities may not be offered or sold within the United States or to a U.S. person (as such term is defined in Regulation S under the 1933 Act) except in transactions exempt from the registration requirements of the 1933 Act and applicable state securities laws. This short form prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities within the United States of America.

Preliminary Short Form Prospectus
New Issue		September 12, 2003

$150,150,000
14,300,000 Trust Units
$75,000,000

8.75% Convertible Extendible Unsecured Subordinated Debentures

This prospectus qualifies the distribution of 14,300,000 trust units ("Trust Units") of Provident Energy Trust (the "Trust") at a price of $10.50 per Trust Unit and further qualifies the distribution of 75,000 8.75% convertible extendible unsecured subordinated debentures (the "Debentures") of the Trust at a price of $1,000 per Debenture. The maturity date (the "Maturity Date") for the Debentures will initially be on December 31, 2003 (the "Initial Maturity Date"). Upon the closing of the proposed acquisition of the Redwater natural gas liquids processing business by the Trust (the "Redwater Acquisition"), the maturity date of the Debentures will be automatically extended from the Initial Maturity Date to December 31, 2008 (the "Final Maturity Date"). In the event the Redwater Acquisition is not completed on or before 5:00 p.m. (Calgary time) on December 31, 2003, the Debentures will mature on the Initial Maturity Date. The Debentures bear interest at an annual rate of 8.75% payable semiannually on June 30 and December 31 in each year commencing December 31, 2003. See "Details of the Offering". Subscribers will have the option of subscribing for Debentures, Trust Units or a combination thereof at their discretion.

Debenture Conversion Privilege
Each Debenture will be convertible into Trust Units at the option of the holder at any time prior to the close of business on the earlier of the Maturity Date and the business day immediately preceding the date specified by the Trust for redemption of the Debentures, at a conversion price of $11.05 per Trust Unit, subject to adjustment in certain events.

The outstanding Trust Units are listed on the Toronto Stock Exchange (the "TSX") and the American Stock Exchange (the "AMEX"). The outstanding 10.5% convertible unsecured subordinated debentures of the Trust (the "10.5% Debentures") are listed on the TSX. The Trust has applied to list the Trust Units distributed under this short form prospectus and the Trust Units issuable on conversion, redemption or maturity of the Debentures on the TSX and the AMEX and has applied to list the Debentures distributed under this short form prospectus on the TSX. Listing of the Trust Units distributed under this short form prospectus and the Trust Units issuable on conversion, redemption or maturity of the Debentures on the TSX and the AMEX and listing of the Debentures on the TSX will be subject to the Trust fulfilling all of the listing requirements of such exchanges. On September 11, 2003, the closing price of the Trust Units on the TSX and the AMEX was $10.94 per Trust Unit and U.S. $8.02 per Trust Unit, respectively, and the closing price of the 10.5% Debentures on the TSX was $106.75. The terms of the offering of the Trust Units and Debentures were determined by negotiation between Provident Energy Ltd. ("Provident"), on behalf of the Trust, and Scotia Capital Inc. and National Bank Financial Inc., on their own behalf and on behalf of BMO Nesbitt Burns Inc., CIBC World Markets Inc., TD Securities Inc., Canaccord Capital Corporation, FirstEnergy Capital Corp. and Orion Securities Inc. (collectively, the "Underwriters").

			Net Proceeds to
	Price to Public	Underwriters' Fee	the Trust(1)(2)(3)
Per Trust Unit	$10.50	$0.525	$9.975
Total	$150,150,000	$7,507,500	$142,642,500
Per Debenture	$1,000	$40	$960
Total	$75,000,000	$3,000,000	$72,000,000
Total Trust Units and Debentures	$225,150,000	$10,507,500	$214,642,500

Notes:

  Before deducting expenses of the offering, estimated to be $500,000, which will be paid from the general funds of the Trust.

  The Trust has granted to the Underwriters an option (the "Underwriters' Option") to purchase an additional 2,400,000 Trust Units on the same terms as set forth above exercisable at any time until 48 hours prior to the date of closing, which additional Trust Units are qualified for distribution under this prospectus. If the Underwriters' Option is exercised in full, the total offering of Trust Units, the Underwriters' fee and the Net Proceeds to the Trust in respect of the offering of Trust Units will be $175,350,000, $8,767,500 and $166,582,500, respectively.

  The Trust has also granted to the Underwriters an option (the "Over-Allotment Option") to purchase up to an aggregate of 15% of the Trust Units issued pursuant to this offering on the same terms as set forth above for a period expiring 30 days following the date of closing, to cover over-allotments, if any, and for market stabilization purposes, which additional Trust Units are qualified for distribution under this prospectus. If the Underwriters' Option and the Over-Allotment Option are exercised in full, the total offering of Trust Units, the Underwriters' fee and the Net Proceeds to the Trust in respect of the offering of Trust Units will be $201,652,500, $10,082,625 and $191,569,875, respectively.

The Underwriters, as principals, conditionally offer the Trust Units and Debentures, subject to prior sale, if, as and when issued by the Trust and accepted by the Underwriters in accordance with the conditions contained in the underwriting agreement referred to under "Plan of Distribution" and subject to approval of certain legal matters on behalf of the Trust by Macleod Dixon LLP and on behalf of the Underwriters by Stikeman Elliott LLP. Subscriptions for Trust Units and/or Debentures will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Certificates representing the Trust Units will be available for delivery at closing, which is expected to occur on or about September 30, 2003 (the "Closing Date"). Certificates for the aggregate principal amount of the Debentures will be issued in registered form to The Canadian Depository for Securities Limited ("CDS") and will be deposited with CDS on the date of closing. No certificates evidencing the Debentures will be issued to purchasers, except in certain limited circumstances, and registration will be made in the depositary service of CDS. Purchasers of the Debentures will receive only a customer confirmation from the Underwriter or other registered dealer who is a CDS participant and from or through whom a beneficial interest in the Debentures is purchased. The Underwriters may effect transactions which stabilize or maintain the market price for the Trust Units or Debentures at levels other than those which otherwise might prevail in the open market. See "Plan of Distribution".

In the opinion of counsel, based on representations of Provident and the Trust as to certain factual matters, the Trust Units and Debentures offered hereunder will, on the date of issue, (i) be qualified investments under the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans (other than, in the case of the Debentures, a deferred profit sharing plan for the benefit of employees of the Trust or any corporation with which the Trust does not deal at arm's length) and registered education savings plans, and (ii) not be precluded as investments under certain other statutes as set out under "Eligibility for Investment".

The interest coverage ratio in respect of the Debentures for the twelve month period ended December 31, 2002 and the twelve month period ended June 30, 2003, is less than 1:1. Interest coverage from cash flow (defined as funds from operations before working capital changes) for these periods exceed 1:1. See "Interest Coverage".

It is anticipated that the offering will close prior to October 21, 2003, which is the record date for the distribution by the Trust to holders of Trust Units ("Unitholders") payable on November 14, 2003. Accordingly, provided the offering closes prior to October 21, 2003, subscribers who complete their purchase of Trust Units from the Underwriters and continue to own such Trust Units on October 21, 2003 will be eligible to participate in the distribution of the Trust payable on November 14, 2003. See "Record of Cash Distributions".

Each of Scotia Capital Inc., National Bank Financial Inc., BMO Nesbitt Burns Inc. and TD Securities Inc. is an indirect wholly-owned subsidiary of a Canadian chartered bank (collectively, the "Lenders") which is a lender to the Trust and Provident. Consequently, the Trust may be considered to be a connected issuer of each of these Underwriters for the purposes of securities regulations in certain provinces. The net proceeds of the offering will be used by the Trust to fund the Redwater Acquisition. However, in the event the Redwater Acquisition is not completed, a portion of the net proceeds of the offering may be used to repay a portion of the indebtedness of the Trust and Provident to such Lenders. See "Relationship Among the Trust, Provident and Certain Underwriters" and "Use of Proceeds".

Neither the Trust Units nor the Debentures are "deposits" within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and neither the Trust Units nor the Debentures are insured under the provisions of that Act or any other legislation. Furthermore the Trust is not a trust company and, accordingly, it is not registered under any trust and loan company legislation as it does not carry on or intend to carry on the business of a trust company.

SUMMARY

The following is a summary of certain information contained in this short form prospectus and is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained elsewhere in this short form prospectus.

The Trust

The Trust is an open-end unincorporated investment trust created under the laws of Alberta pursuant to a trust indenture dated as of January 25, 2001, as amended (the "Trust Indenture"). The beneficiaries of the Trust are the Unitholders. The Trust was established to acquire and hold, directly and indirectly, interests in petroleum and natural gas properties and related assets. Cash flow from the properties is distributed from Provident to the Trust by way of royalty payments and interest and principal repayments on notes issued by Provident to the Trust from time to time. Distributable cash generated by the royalties, interest and principal repayments is distributed monthly to Unitholders.

Proposed Acquisition of the Redwater Natural Gas Liquids Processing Business

On September 10, 2003, Provident entered into a purchase and sale agreement ("the Agreement") with Williams Energy (Canada), Inc. ("Williams Canada") pursuant to which Provident agreed to acquire the Redwater natural gas liquids processing business from Williams Canada (the "Redwater Acquisition") for an aggregate purchase price of $268 million for the fixed assets and an estimated $14 million of inventory at closing, subject to certain adjustments. The Redwater acquisition is expected to be completed on or before September 30, 2003 with an effective date of August 1, 2003. The assets to be acquired pursuant to the Redwater Acquisition (the "Midstream NGL Assets") consist of a natural gas gathering system and processing plant, as well as an NGL extraction plant, fractionation facilities, transportation systems and storage assets owned by Williams Canada. The assets to be acquired pursuant to the Redwater Acquisition (the "Midstream NGL Assets") are strategically located in one of the four main natural gas liquids hubs in North America. The Midstream NGL Assets have an approximately 25% share of NGL processing capacity in western Canada with a significant amount of its capacity contracted on a long-term fee for service or fixed margin contract basis. See "Proposed Acquisition of the Redwater Natural Gas Liquids Processing Business" and "Information Concerning the Natural Gas Liquids Processing Business."

The Offering
Issue:	14,300,000 Trust Units
$75 million aggregate principal amount of 8.75% convertible extendible unsecured subordinated debentures.

Amount of Offering:	$225,150,000

Price:	$10.50 per Trust Unit
$1,000 per Debenture

Use of Proceeds:	The net proceeds of the offering of Trust Units and Debentures will be used by the Trust to fund the Redwater Acquisition. In the event the Redwater Acquisition is not completed, the net proceeds from the Trust Units will be used to repay indebtedness of Provident under its credit facilities, to fund future acquisitions and the Trust's capital expenditure program and for general corporate purposes, and the net proceeds from the Debentures will be invested in short term money market instruments and upon maturity of the Debentures, will be applied towards satisfying the principal of and accrued interest on the Debentures.

Debentures

Maturity:	The maturity date (the "Maturity Date") for the Debentures will initially be on December 31, 2003 (the "Initial Maturity Date"). Upon the closing of the proposed Redwater Acquisition, the Maturity Date of the Debentures will be automatically extended from the Initial Maturity Date to December 31, 2008 (the "Final Maturity Date"). In the event that the Redwater Acquisition is not completed on or before 5:00 p.m. (Calgary time) on December 31, 2003, the Debentures will mature on the Initial Maturity Date.

Interest:	8.75% per annum payable semi-annually in arrears on June 30 and December 31 in each year, commencing December 31, 2003. The first interest payment on December 31, 2003 will include interest accrued from the Closing Date to December 31, 2003.

Conversion:	The Debentures will be convertible into fully paid and non-assessable Trust Units at the option of the holder at any time prior to the close of business on the earlier of the Maturity Date and the business day immediately preceding the date specified by the Trust for redemption of the Debentures at a conversion price of $11.05 per Trust Unit, being a conversion rate of 90.4977 Trust Units per $1,000 principal amount of Debentures, subject to adjustment as provided in the Indenture (as defined herein). Holders converting their Debentures will receive all accrued and unpaid interest thereon.

Redemption:	The Debentures will not be redeemable on or before January 1, 2007. After January 1, 2007 and prior to maturity, the Debentures may be redeemed in whole or in part from time to time at the option of the Trust on not more than 60 days and not less than 30 days notice, at a price of $1,050 per Debenture from January 1, 2007 until January 1, 2008 and at a price of $1,025 per Debenture thereafter until maturity (each a "Redemption Price"), in each case, plus accrued and unpaid interest thereon, if any.

Payment upon	On redemption or at the Maturity Date (including at the Initial Maturity Date), the Trust may, at its option on not more than 60 days and not less than 30 days prior notice and subject to regulatory approval, elect to satisfy its obligation to pay the Redemption Price or the principal amount of the Debentures by issuing and delivering that number of Trust Units obtained by dividing the aggregate Redemption Price of the outstanding Debentures which are to be redeemed, or the principal amount of outstanding Debentures which have matured, as the case may be, by 95% of the weighted average trading price of the Trust Units on the TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date fixed for redemption or the Maturity Date, as the case may be. Any accrued and unpaid interest thereon will be paid in cash. Although the Trust will have the option to satisfy its obligation to pay the principal amount of the Debentures due on the Initial Maturity Date by issuing Trust Units, the Trust currently intends to repay the amounts due on the Initial Maturity Date with cash in the event the Redwater Acquisition is not completed. See "Use of Proceeds".
Redemption or
Maturity:

Change of Control:	Upon the occurrence of a change of control of the Trust involving the acquisition of voting control or direction over 66 2/3% or more of the Trust Units, the Trust will be required to make an offer to purchase, within 30 days following the consummation of the change of control, all of the Debentures at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

Subordination:	The payment of the principal of, and interest on, the Debentures will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness (as defined herein) of the Trust. The Debentures will also be effectively subordinate to claims of creditors of the Trust's subsidiaries except to the extent the Trust is a creditor of such subsidiary ranking at least pari passu with such other creditors. The Debentures will not limit the ability of the Trust to incur additional indebtedness, including indebtedness that ranks senior to the Debentures, or from mortgaging, pledging or charging its properties to secure any indebtedness.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This short form prospectus and the documents incorporated by reference herein contain forward-looking statements. These statements relate to future events or the Trust's future performance. All statements other than statements of historical fact are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", "continue", or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In addition, this short form prospectus and the documents incorporated by reference herein may contain forward-looking statements attributed to third party industry sources. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. Forward-looking statements in this short form prospectus and the documents incorporated by reference herein include, but are not limited to, statements with respect to:

  the timing of the closing of the Redwater Acquisition;

  the performance characteristics of the Midstream NGL Assets;

  the integration of the Midstream NGL Assets into Provident's existing business;

  the growth opportunities associated with the natural gas midstream and NGL processing business;

  the nature of contractual arrangements with third parties for the use of the Midstream NGL Assets;

  the focus of capital expenditures on development activity rather than exploration;

  the sale, farming out or development using third party resources to exploit or produce certain exploration properties;

  the objective to achieve a consistent level of monthly cash distributions;

  the use of development activity and acquisitions to replace and add to reserves;

  the impact of changes in oil and natural gas prices on cash flow after hedging;

  the development focus in the Lloydminster heavy oil area; drilling plans;

  the existence, operation and strategy of the commodity price risk management program;

  the approximate and maximum amount of forward sales and hedging to be employed;

  the Trust's acquisition strategy, the criteria to be considered in connection therewith and the benefits to be derived therefrom;

  the impact of Canadian governmental regulation on the Trust relative to other oil and gas companies or trusts of similar size;

  the goal to sustain or grow production and reserves through prudent management and acquisitions;

  the emergence of accretive growth opportunities; and

  the Trust's ability to benefit from the combination of growth opportunities and the ability to grow through the capital markets.

Although the Trust believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Neither the Trust nor the Underwriters can guarantee future results, levels of activity, performance, or achievements. Moreover, neither the Trust, the Underwriters nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Some of the risks and other factors, some of which are beyond the Trust's control, which could cause results to differ materially from those expressed in the forward-looking statements contained in this short form prospectus and the documents incorporated by reference herein include, but are not limited to:

  general economic conditions in Canada, the United States and globally;

  industry conditions, including fluctuations in the price of crude oil, natural gas and natural gas liquids and conditions associated with the midstream liquids business;

  royalties payable in respect of the Trust's oil and gas production;

  interest payable on notes issued in connection with the Redwater Acquisition;

  governmental regulation of the oil and gas industry, including income tax and environmental regulation;

  fluctuation in foreign exchange or interest rates;

  stock market volatility and market valuations;

  the need to obtain required approvals from regulatory authorities;

  unanticipated operating events which can reduce production or cause production to be shut-in or delayed; and

  failure to obtain industry partner and other third party consents and approvals, when required.

Statements relating to "reserves" or "resources" are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future. Readers are cautioned that the foregoing list of factors is not exhaustive. The forward-looking statements contained in this short form prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement. Neither the Trust nor the Underwriters are under any duty to update any of the forward-looking statements after the date of this short form prospectus to conform such statements to actual results or to changes in the Trust's expectations.

SELECTED ABBREVIATIONS AND DEFINITIONS

In this short form prospectus, the abbreviations and terms set forth below have the meanings indicated:

"bbl" means one barrel.	"bbls/d" or "b/d" means barrels per day.

"bcf" means one billion cubic feet.	"boe" means barrels of oil equivalent. A barrel of oil equivalent is determined by converting a volume of natural gas to barrels using the ratio of six mcf to one barrel. These conversion factors are not based on energy content or price.

"boe/d" means one barrel of oil equivalent per day.

"Mboe" means one thousand barrels of oil equivalent.

"mcf" means one thousand cubic feet.	"mbbls" means one thousand barrels.

"mcf/d" means one thousand cubic feet per day.	"mmbbls" means one million barrels.

"NGL" means natural gas liquids.	"mmcf" means one million cubic feet.

"mmcf/d" means one million cubic feet per day.

In this short form prospectus, all dollar amounts are stated in Canadian dollars except where otherwise indicated.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the President or Chief Executive Officer of Provident at 700, 112 - 4th Avenue S.W., Calgary, Alberta T2P 0H3, telephone (403) 296-2233. For the purpose of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the President or Chief Executive Officer of Provident at the above-mentioned address and telephone number. Copies of the documents incorporated herein by reference are also available at www.sedar.com. The following documents of the Trust, filed with the various provincial securities commissions or similar authorities in Canada, are specifically incorporated into and form an integral part of this short form prospectus:

  the Renewal Annual Information Form of the Trust dated May 20, 2003 (the "AIF") including (i) the audited financial statements of Richland Petroleum Corporation as at and for the years ended December 31, 2001, 2000 and 1999, together with the notes thereto and the auditors' report thereon attached as Schedule A to the AIF; (ii) the schedule of revenue and expenses for selected properties for the years ended December 31, 2001 and 2000, together with the notes thereto and the auditors' report thereon attached as Schedule B to the AIF; and (iii) the unaudited financial statements of Meota Resources Corp. ("Meota") as at and for the nine months ended September 30, 2002 and 2001, together with the notes thereto and the audited financial statements of Meota as at and for the years ended December 31, 2001 and 2000, together with the notes thereto and the auditors' report thereon attached as Schedule C to the AIF;

  the unaudited comparative consolidated financial statements of the Trust and management's discussion and analysis of the financial condition and operations of the Trust as at and for the six months ended June 30, 2003;

  the audited comparative consolidated financial statements of the Trust and management's discussion and analysis of the financial condition and operations of the Trust for the year ended December 31, 2002;

  the Proxy Statement and Information Circular dated March 31, 2003 in connection with the annual and special meeting of Unitholders of the Trust held on May 7, 2003 (excluding those portions thereof which, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein); and

  the Proxy Statement and Information Circular dated August 15, 2003 in connection with the special meeting of Unitholders of the Trust to be held on September 17, 2003 (excluding those portions thereof which, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein).

Any of the following documents, if filed by the Trust with the provincial securities commissions or similar authorities in Canada after the date of this short form prospectus and before the termination of the offering, are deemed to be incorporated by reference in this short form prospectus:

  material change reports (except confidential material change reports);

  comparative interim financial statements;

  comparative financial statements for the Trust's most recently completed financial year, together with the accompanying report of the auditor; and

  information circulars (excluding those portions thereof which, pursuant to National Instrument No. 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein).

Documents are not incorporated by reference to the extent their contents are modified or superseded by a statement contained in this short form prospectus or in any other subsequently filed document that is also incorporated by reference in this short form prospectus.

PROVIDENT ENERGY TRUST

The Trust

Provident Energy Trust is an open-end unincorporated investment trust governed by the laws of the Province of Alberta and created pursuant to the Trust Indenture. The head and principal offices of the Trust are located at 700, 112 - 4th Avenue S.W., Calgary, Alberta T2P 0H3. The registered office of the Trust is 3700, 400 - 3rd Avenue S.W., Calgary, Alberta T2P 4H2.

Provident

Provident Energy Ltd. ("Provident") is a corporation the common shares of which are wholly-owned by the Trust. Provident was incorporated under the Business Corporations Act (Alberta) (the "ABCA") on January 19, 2001 and was amalgamated with Founders Energy Ltd. ("Founders") pursuant to a plan of arrangement involving the Trust, Provident and Founders effective March 6, 2001. Provident subsequently amalgamated with Maxx Petroleum Ltd. ("Maxx") effective May 25, 2001 pursuant to a plan of arrangement involving the Trust, Provident and Maxx. Provident was also amalgamated with Richland Petroleum Corporation ("Richland") effective January 16, 2002 pursuant to a plan of arrangement involving the Trust, Provident and Richland. Provident was amalgamated with Provident Management Corporation (the "Manager") pursuant to a management internalization transaction involving the Trust, Provident, the Manager and the shareholders of the Manager effective January 17, 2003. The head and principal offices of Provident are located at 700, 112 - 4th Avenue S.W., Calgary, Alberta T2P 0H3. The registered office of Provident is 3700, 400 - 3rd Avenue S.W., Calgary, Alberta T2P 4H2. Provident owns all of the common shares of the following five subsidiaries: Provident Acquisitions Inc., 611335 Alberta Ltd., 873798 Alberta Ltd., Terraquest Inc. and Coast Pacific RLP-97 Exploration Inc.

Provident Holdings Trust

Provident Holdings Trust ("Holdings Trust") is an open-end unincorporated commercial trust governed by the laws of Alberta. Holdings Trust was formed pursuant to a trust indenture dated April 25, 2002 and is wholly-owned by the Trust. Holdings Trust currently holds a 99% interest in the limited partnership, Provident Acquisitions L.P. The head and principal office of Holdings Trust is located at 700, 112 - 4th Avenue S.W. Calgary, Alberta T2P 0H3. The registered office of Holdings Trust is 3700, 400 - 3rd Avenue S.W. Calgary, Alberta T2P 4H2.

Provident Acquisitions L.P.

Provident Acquisitions L.P. ("Provident Acquisitions") is a limited partnership registered in the Province of Alberta. Provident Acquisitions was formed pursuant to a limited partnership agreement dated April 19, 2002. The general partner of Provident Acquisitions is Provident which holds a 1% interest in the partnership. Holdings Trust is the limited partner of Provident Acquisitions with a 99% interest in the partnership. 101011500 Saskatchewan Ltd. holds the remaining interest in the Meota (2000) Partnership. The head and principal office of Provident Acquisitions is located at 700, 112 - 4th Avenue S.W. Calgary, Alberta T2P 0H3. The registered office of Provident Acquisitions is 3700, 400 - 3rd Avenue S.W. Calgary, Alberta T2P 4H2.

Provident Acquisitions Inc.

Provident Acquisitions Inc. ("PAI") is a corporation wholly-owned by Provident. PAI was incorporated under the ABCA on August 19, 2002. PAI is the beneficial owner of all of the shares of 101011500 Saskatchewan Ltd. and holds a 0.00001% interest in the Meota (2000) Partnership. The head and principal offices of PAI are located at 700, 112 - 4th Avenue S.W., Calgary, Alberta, T2P 0H3. The registered office of PAI is 3700, 400 - 3rd Avenue S.W., Calgary, Alberta, T2P 4H2.

PROPOSED ACQUISITION OF THE REDWATER
NATURAL GAS LIQUIDS PROCESSING BUSINESS

Overview of the Acquisition

On September 10, 2003, Provident entered into a purchase and sale agreement ("the Agreement") with Williams Energy (Canada), Inc. ("Williams Canada") pursuant to which Provident agreed to acquire the Redwater natural gas liquids processing business from Williams Canada (the "Redwater Acquisition") for an aggregate purchase price of $268 million for the fixed assets and an estimated $14 million of inventory at closing as well as $7 million in costs, subject to certain adjustments. The Redwater Acquisition is expected to be completed on or before September 30, 2003 with an effective date of August 1, 2003. Upon signing the Agreement, Provident paid into escrow a deposit equal to 5% of the purchase price. See "Proposed Acquisition of the Redwater Natural Gas Liquids Processing Business - The Agreement".

The assets to be acquired pursuant to the Redwater Acquisition (the "Midstream NGL Assets") are strategically located in one of the four main natural gas liquids hubs in North America. The Midstream NGL Assets have an approximately 25% share of NGL processing capacity in western Canada with a significant amount of its capacity contracted on a long-term fee for service or fixed margin contract basis. In particular, the Midstream NGL Assets consist of a natural gas liquids gathering system, an NGL extraction plant, fractionation facilities, transportation systems and storage assets owned by Williams Canada and are comprised of (i) a 65 kilometre in length six inch NGLs pipeline originating at the West Stoddart Plant and terminating at the Younger to Boundary Lake Pipeline and associated interconnects to the Younger Plant; (ii) all real and personal property comprising the Mile Post 73 Truck Terminal including all fixtures and equipment appurtenant to such facility or used or held for use in connection therewith; (iii) all of Williams Canada's 43.3% interest in the real and personal property comprising the extraction straddle plant commonly referred to as the "Younger Plant"; (iv) three liquids pipelines commonly known as the "Liquids Pipeline"; (v) an eight inch NGLs pipeline, 85 kilometres in length known as the "Hamburg to Clearhills Pipeline" originating at the Hamburg meter station and terminating at the Clearhills meter station; (vi) a ten inch NGLs pipeline, 169 kilometres in length known as the "Clearhills to LaGlace Pipeline" originating at the Clearhills meter station and terminating at the LaGlace tube storage facility; (vii) the LaGlace tube storage facility located near LaGlace, Alberta and consisting of forty-eight inch tube storage for up to 30,000 barrels of NGLs; (viii) a 65,000 barrel per day capacity fractionation plant, salt caverns storage, rail and truck loading and unloading racks, located 50 kilometres northeast of Edmonton in Sturgeon County known as the "Redwater Fractionation and Storage Facility"; (ix) seven associated product lines to and from the Redwater Fractionation and Storage Facility interconnecting to existing and future infrastructure within the Fort Saskatchewan area; and (x) all agreements, contracts, documents, permits, land rights, leases of vehicles and equipment and books and records related to the above.

The Midstream NGL Assets to be acquired extend from natural gas rich northeastern British Columbia down through central Alberta to the Redwater facility north of Fort Saskatchewan.

Overview of the Midstream NGL Assets

The Agreement

Provident's obligation to complete the Redwater Acquisition is subject to a number of conditions, including the following: (i) receipt of all consents, waivers, approvals, orders and authorizations required by any governmental body in respect of the transaction, including consents, waivers, approvals, orders and authorizations required pursuant to the Competition Act (Canada), the failure of which to obtain would not reasonably be expected to have a material adverse effect; (ii) receipt of the consents required from third parties, the failure of which to obtain would not reasonably be expected to have a material adverse effect; (iii) the waiver of any and all rights of first refusal, pre-emptive rights of purchase or similar rights held by any party to purchase or acquire any interest in any part of the assets or shares as a result of the Redwater Acquisition; (iv) the execution and delivery by Williams Canada of each of the Redwater ownership and operating agreement and services agreement to be entered into pursuant to the Agreement; (v) no environmental liabilities which did not exist at the effective date of the transaction or which have not been disclosed and which could have an aggregate cost exceeding $15 million shall have arisen or accrued during the period from the effective date to the closing date; (vi) the offering of Trust Units and Debentures shall not be unavailable to the Trust at the closing date of the Redwater Acquisition because of the occurrence of (a) any action or other proceeding by any governmental or regulatory authority which in the opinion of the Underwriters operates to prevent or restrict the distribution of the Trust Units or which prevents or materially restricts trading in the Trust Units or would reasonably be expected to have a significant adverse effect on the market price of the Trust Units, (b) any material change which in the opinion of the Underwriters results in purchasers of a material portion of the Trust Units offered under this offering exercising their statutory rights of withdrawal, or (c) any event or action which in the opinion of the Underwriters seriously adversely affects the financial markets generally or the business or operations of the Trust; and (vi) no material adverse change in the Midstream NGL Assets shall have occurred between the date of the Agreement and the closing date of the Redwater Acquisition.

The purchase price for the Redwater Acquisition is subject to certain adjustments related to the valuation of inventories determined as of the effective date of the Redwater Acquisition as well as certain accounting adjustments related to the Midstream NGL Assets. In the event that the closing of the Redwater Acquisition does not occur due to a breach of the Agreement by Provident or as a result of the failure to satisfy certain conditions, Provident has agreed to forfeit to Williams Canada all or a portion of the deposit amount of 5% of the base purchase price under certain circumstances. In the event that the closing of the Redwater Acquisition does not occur due to a breach of the Agreement by Williams Canada or as a result of the failure to satisfy certain conditions, Williams Canada has agreed to pay a non-completion fee of 2.5% of the base purchase price under certain circumstances.

Throughout the period from the effective date of the Redwater Acquisition until the closing date, Williams Canada has agreed not to, without the prior consent of Provident, which consent shall not be unreasonably withheld, delayed or conditioned: (i) make any material change in the conduct of the business that would reasonably be expected to have a material adverse effect; (ii) enter into, assign, terminate or amend, in any material respect, any material agreement or agreement respecting the business, except for activities in the ordinary course of the business; (iii) sell, lease or otherwise dispose of any of the Midstream NGL Assets except (a) personal property sold, leased or otherwise disposed of in the ordinary course of the business, and (b) any item of personal property having a value of less than $25,000; (iv) create any security interest on any of the Midstream NGL Assets except to the extent (a) required or evidenced by any contract or agreement set forth in the Agreement and (b) certain permitted encumbrances set forth in the Agreement; or (v) make any individual capital expenditure or commitment therefor in respect of the business in excess of $250,000 other than expenditures: (a) provided for in the existing capital budget of Williams Canada, (b) required by any contract or agreement set forth in the Agreement, (c) pursuant to an authorization for expenditure outstanding on the date hereof, or (d) as specifically disclosed in the Agreement.

In order to facilitate the effective transition of the business to Provident, during the period from the closing of the Redwater Acquisition to January 31, 2004, Williams Canada has agreed to provide those services reasonably requested by Provident that are necessary to permit Provident to conduct the business after the closing in the same manner as it was conducted by Williams Canada prior to closing.

Effect of the Redwater Acquisition on the Trust

Overview

Provident believes the Redwater Acquisition will provide a long term lower risk diversified source of cash flow. A significant amount of the Redwater system's capacity and cash flow is contracted through long-term fee for service and fixed margin contracts with major oil and gas producers and petrochemical businesses. More than two-thirds of the plant's volume is contracted for 10 years or longer. As a result, Provident believes its economic life will be increased on a cash flow basis due to the stable fee-based contribution from long-life midstream assets.

Strategically located in one of four main NGL hubs in North America, the Redwater facility has an approximately 25% share of NGL processing capacity in western Canada and is one of the most modern and integrated NGL systems in Canada.

Operational Information for the Midstream NGL Assets

				Approximate
				Net NGL Capacity
						Gas
		Ownership			Propane	Processing
Facility	Facility Type	Interest	Location	Ethane	Plus	Capacity
				(mbbls/d)	(mbbls/d)	(mmcf/d)

Younger Plant	Extraction	43.33%	Taylor, B.C.	11(1)	6(1)	325(1)
Liquids Gathering	Gathering	100%	NE BC/ NW AB
System			to Redwater
Redwater Facility	Fractionation	100%	NE of	25(2)	40(2)	n/a
			Edmonton, AB

Notes:

(1) Represents capacity from ownership interest in facility.
(2) Represents fractionation capacity.

Integration

The Midstream NGL Assets will be integrated into Provident and will be run as a separate business unit. Financial reporting will be done on a segmented basis to provide transparency on the performance of both the midstream and oil and gas production businesses. The midstream business will be managed by operations and commercial teams that will join Provident from Williams Canada, all of whom have significant midstream experience and expertise.

Additional Financing

The net proceeds of the offering of Trust Units and Debentures will be used to fund the Redwater Acquisition. See "Use of Proceeds". Provident has secured a $120 million bank credit facility which will be used to finance the portion of the purchase price of the Redwater Acquisition not covered by the offering of Trust Units and Debentures. The amount available under the credit facility is calculated by reference to EBITDA attributable to the Midstream NGL Assets.

OVERVIEW OF THE NATURAL GAS LIQUIDS PROCESSING BUSINESS

Overview of the NGL Processing Business

The Canadian NGL industry involves the production, transportation and marketing of products that are extracted from natural gas prior to its sale to end use customers. On a production basis, the Canadian industry is about one third the size of the US industry, and the Midstream NGL Assets represent one of the five largest NGL production asset groupings in North America. The profitability of the industry is based on the products extracted being of greater economic value as separate commodities than as components of natural gas.

Natural gas is a mixture of various hydrocarbon components, the most abundant of which is methane. The higher value hydrocarbons, which include ethane (C2), propane (C3), butane (C4) and pentanes-plus (C5+), are generally in gaseous form at the pressures and temperatures under which natural gas is gathered and transported. The basis of the NGL industry is the recovery of these higher value hydrocarbons from natural gas for sale in a liquid form. In Canada, approximately 90% of NGLs are a by-product of natural gas processing, with 10% resulting from the refining of crude oil. Approximately 75% of NGL production in Canada results from natural gas production in Alberta. The NGL value chain begins with the gathering of gas that is produced. The gas then gets processed through processing plants, extraction facilities and fractionation facilities in order to remove high value NGLs, as well as water, sulphur and other impurities. The value chain culminates with the transportation and eventual sale of NGLs to the final customer.

NGL Extraction

The heart of the NGL value chain lies in the extraction of NGLs from natural gas, which takes place in a number of steps at extraction facilities. NGLs are recovered primarily at three types of extraction facilities: natural gas field plants, natural gas straddle plants and oil refineries. Field plants process raw natural gas, which is produced from wells in the immediate vicinity, to remove impurities such as water, sulphur and carbon dioxide prior to the delivery of natural gas to the major natural gas pipeline systems. Field plants also remove almost all pentanes-plus and as much as 65% of propane and 80% of butane in order to meet pipeline specifications. Most field plants do not remove ethane, but there is currently about 70,000 b/d of ethane produced from Alberta field plants out of a total 240,000 b/d of ethane production from western Canada. The NGLs extracted are generally removed in mixes (either ethane-plus or propane-plus), which must be further processed in subsequent steps to separate out the individual products. Approximately 40% of the 700 field plants in western Canada extract NGLs.

NGL Fractionation

NGL mix extracted at field plants is transported to fractionation facilities, which enhances its value by separating the mix into its components: ethane, propane, butane and pentanes-plus. Fractionation generally does not occur at field plants, but rather at a central location (although there is some fractionation capacity at certain field plants in Alberta). The NGL mixes are moved by truck or pipeline to fractionation centres, with the greater Edmonton region serving as the major fractionation centre in Alberta and one of the four main fractionation hubs in North America, along with Sarnia, Ontario, Conway, Kansas and Mont Belvieu, Texas. Once fractionated, the products are then transported to markets in Alberta or outside the province, by pipeline, truck or rail.

NGL Transportation

The efficient movement of NGL products in western Canada requires significant infrastructure, including transportation assets (pipelines, trucks, rail cars), storage facilities and terminals (rail and truck). The most efficient and the lowest cost means for moving NGL products to markets is by pipeline. The western Canadian NGL sector has an extensive pipeline network for the transportation of natural gas to field plants and extraction facilities, and NGLs to fractionation facilities, petrochemical complexes, underground storage facilities and the final customer. Truck and rail account for a smaller amount of the NGLs movement transported in Alberta, with pipelines serving as the main mode of transport.

NGL Storage

Storage assets offer a number of key strategic advantages, which include: (i) providing the necessary buffer between production of NGLs (which varies daily depending on gas flows and composition) and their consumption (which can vary from day to day depending on market needs); (ii) allowing NGL providers to store inventory to accommodate outages in gas processing and NGL fractionation plants; and (iii) exploiting seasonal price differentials that may develop over the course of a year (particularly for propane and butane).

Large NGL storage facilities in Alberta are located in the Fort Saskatchewan / Redwater area. Such facilities use salt caverns deep underground which are created by washing the salt away with water until an open space is made.

NGL Marketing

The end uses for NGLs are abundant and expanding. While NGLs are generally used directly as an energy product and also as a feedstock for the petrochemical and crude oil refining industries, the specific uses for NGLs vary substantially by product.

Ethane is used primarily as feedstock for the petrochemical industry and as a miscible flood agent for enhanced oil recovery operations. A significant amount of the ethane produced in the western Canadian sedimentary basin is sold through long-term contracts for feedstock to Alberta's expanding petrochemical industry. The production of ethane provides a secure and stable source of revenue and contributes to the long-term economic viability and growth of the NGL infrastructure.

Propane, which makes up over 65% of propane-plus extracted from major extraction facilities, is the most versatile of the NGL products from a marketing perspective. Uses for propane include home and commercial heating, crop drying, food processing, cooking and motor fuel. Approximately 75% of Canadian propane is exported to the US.

Butane, which makes up approximately 25% of propane-plus produced in major extraction facilities, is used primarily in gasoline blending or in the production of Canadian iso-octane. Approximately 25% of Canadian butane is exported to the US.

Pentanes-plus, which represents less than 10% of propane-plus produced at major extraction facilities, is used as a diluent to increase the viscosity of heavy crude oil for shipping through pipelines and as a refinery feedstock to make gasolines. Virtually all pentanes-plus in Alberta and Saskatchewan are used for this purpose.

Commercial Arrangements

Extraction

An extraction facility's fees may be based either on a cost-of-service arrangement (reimbursement for operating expenses plus a deemed return on capital employed) or tied to production. In order to produce NGLs, the owner of the facility must purchase natural gas (referred to as shrinkage gas) to replace the energy removed from the natural gas stream in the form of NGLs as part of the extraction process. The cost of the shrinkage make-up gas, which is typically tied to a benchmark natural gas price, accounts for approximately 80% of a facility's total costs. For the right to extract NGLs from the gas stream, extraction facility owners generally pay shippers a premium to the shrinkage gas price, which effectively amounts to sharing with shippers a portion of the value that is added through the recovery and sale of NGLs. Other expenses include electrical power, labour, maintenance, property taxes, insurance and other overhead.

For ethane, market prices usually consist of a shrinkage gas cost which flows through to ethane buyers, and an additional fixed fee to cover plant extraction costs. As a result, the ethane operations of an extraction facility generally generate a relatively predictable cash flow stream.

However, an extraction facility's other revenues are often tied to the market prices of propane, butane and pentanes-plus. The majority of the facility's costs to produce propane-plus are shrinkage gas and therefore the plant's profitability is influenced by the relative spread between natural gas prices and NGL product prices, often referred to as the "frac spread". The impact on margins can be significant when changes in the prices of NGLs and natural gas occur at different rates or move in different directions.

Generally, the commercial structure of the propane-plus business at extraction plants offers greater leverage to a favourable shift in commodity prices than the ethane business. Since the prices of propane, butane and pentanes-plus are set in the open market and are linked to the price of oil, and the costs of these products are primarily tied to the cost of natural gas, the profitability of a propane-plus producer is driven by the relative spread between these two commodities. Favourable movements in the spread between these prices offer substantial upside to a propane-plus producer. Most extraction facilities have profit sharing arrangements for propane-plus with exposure to both price and volume. Certain facilities have the frac spread exposure shifted onto buyers of propane-plus through the use of cost-of-service agreements.

Fractionation

While fluctuations in the frac spread are of particular importance in determining the profitability of most extraction plants, the financial performance of fractionation facilities is not frac spread dependent. A fractionation facility provides a package of services, which may include transportation of the NGL mix to the facility; fractionation of an incoming ethane-plus or propane-plus mixture into specification ethane, propane, butane and pentanes-plus; storage of NGLs at the facility; distribution and terminalling of the specification products; and marketing of the products. The facility receives a fee for these services which varies depending upon the complexity of the services provided. The expense side of the equation includes operating costs associated with gathering, transporting, fractionating, storing and distributing the NGL mix. Hence, profit is earned not on the spread differential between natural gas and NGLs, but on the difference between the fees charged and the costs incurred for the service provided. Alternatively, the owner of a fractionator may purchase NGL streams in the field for its own account, transport and process the stream, then sell the resulting products in the Edmonton or downstream market.

In this case, its profit will be the difference between the sales prices it receives and the sum of its purchase price for the NGL stream and its costs of production (transportation, fractionation, storage).

OTHER RECENT DEVELOPMENTS

Non-Resident Unitholders

The Trust became aware early in June 2003 that the percentage of Trust Units held by persons who were not resident Canadians (within the meaning of the Income Tax Act (Canada)) (the "Tax Act") had increased significantly. As a result, on June 16, 2003 the Trust issued a news release concerning the percentage of Trust Units held by non-residents of Canada and the implications related thereto pursuant to the Trust Indenture. The Trust and Computershare Trust Company of Canada (the "Trustee") estimated, in early July 2003 based on geographical address information available with respect to registered Unitholders and Unitholders holding through intermediary accounts, that approximately 55% of the Trust Units were beneficially owned by non-residents of Canada. The Trust issued a further news release on July 9, 2003 advising that approximately 55% of its issued and outstanding Trust Units were held by non-residents of Canada.

The Trust Indenture currently contains a residency requirement which provides that persons who are not residents of Canada may not hold more than one half of the outstanding Trust Units. This residency requirement was contained in the Trust Indenture as one measure for ensuring that the Trust qualifies as a "mutual fund trust" under a provision of the Tax Act which generally requires that a "mutual fund trust" cannot be established or maintained primarily for the benefit of non-residents of Canada. The retention of "mutual fund trust" status under the Tax Act is important for both resident and non-resident holders of Trust Units and not just for holders of Trust Units held within Canadian tax exempt plans.

In accordance with the current provisions of the Trust Indenture, in the event that more than half of the Trust Units outstanding are held by persons who are not residents of Canada, the Trustee is required to restrict the transfer of Trust Units to non-residents and is entitled to require holders of Trust Units who are not residents of Canada (chosen on the basis of the inverse order to the order of acquisition or registration of such Trust Units or such other manner as is considered to be equitable and practical) to sell all or a portion of their Trust Units within a specified period of not less than 60 days from the date of notice. If such Trust Units are not sold within such period, the Trustee has the right to withhold voting rights and distributions and to sell such Trust Units on behalf of such Unitholder.

The Trust has received a tax opinion from Macleod Dixon LLP, counsel to the Trust that, based upon its present and historic asset composition, as represented to counsel by the Trust, the Trust continues to qualify as a "mutual fund trust" under Canadian tax legislation even though more than one half of its Trust Units may be held by persons who are not resident Canadians. In this regard, the Trust has been advised that pursuant to subsection 132(7) of the Tax Act, where at any time it can reasonably be considered that a trust, having regard to all the circumstances, was established or is maintained primarily for the benefit of non-resident persons, the trust is deemed not to be a mutual fund trust after that time unless the conditions of paragraph 132(7)(a) or (b) of the Tax Act are met. In particular, by virtue of paragraph 132(7)(a) of the Tax Act, subsection 132(7) will not apply if throughout the period starting with the date of the creation of the trust and ending with the time all or substantially all of the property of the trust consisted of property other than "taxable Canadian property" as defined for this purpose. In rendering such opinion, Macleod Dixon LLP has relied upon representations from Provident to the effect that substantially all of the Trust's property consists, and has always consisted, of property other than "taxable Canadian property". The Trust has therefore concluded that it is not necessary at this time to enforce the residency requirements in the Trust Indenture in order to maintain its "mutual fund trust" status.

So long as more than one half of the Trust Units are held by non-residents, in order to continue to qualify as a "mutual fund trust" on the basis of its asset composition, the Trust will be limited with respect to the percentage of its assets that may constitute "taxable Canadian property" under the Tax Act. The Trust does not anticipate that such restriction will negatively impact the implementation of its business plan and strategy.

As a result, the Trust is proposing to amend the Trust Indenture to provide that residency restriction provisions need not be enforced while the Trust is entitled to rely on the provisions of paragraph 132(7)(a) of the Tax Act for the purposes of maintaining its "mutual fund trust" status. However, in order to provide the Trust with the maximum flexibility to both execute its business plan and preserve "mutual fund trust" status, the proposed amendment provides the Board of Directors of Provident with the discretion to enforce residency restrictions and take such other actions as are deemed appropriate in the circumstances that will reduce or limit the number of Trust Units held by non-resident Unitholders to ensure that the Trust is not maintained primarily for the benefit of nonresidents of Canada. See "Risk Factors - Risks Associated with the Level of Foreign Ownership."

The Trust has mailed a Proxy Statement and Information Circular dated August 15, 2003 to Unitholders in connection with the special meeting of Unitholders to be held on September 17, 2003 for the purpose of considering and approving the amendments to the Trust Indenture. Only holders of Trust Units who are resident in Canada are entitled to vote on the resolution in respect of the proposed amendments.

Monthly Cash Distribution

On August 11, 2003, the Trust announced that it would pay a cash distribution of $0.15 per Trust Unit on September 15, 2003 to unitholders of record on August 20, 2003. On September 9, 2003, the Trust announced that it would pay a cash distribution of $0.15 per Trust Unit on October 15, 2003 to unitholders of record on September 18, 2003. Purchasers of Trust Units pursuant to this offering will not be eligible to receive either the distribution payable on September 15, 2003 or the distribution payable on October 15, 2003. See "Record of Cash Distributions".

Current Production

For the six months ended June 30, 2003, production averaged 26,781 boe/d comprised of 7,932 bbls/d of light crude oil and NGLs, 6,700 bbls/d of 15°API heavy oil and 72,898 mcf/d of natural gas.

DETAILS OF THE OFFERING

The offering consists of 14,300,000 Trust Units at a price of $10.50 per Trust Unit and 75,000 Debentures at a price of $1,000 per Debenture. An additional 2,400,000 Trust Units may be issued if the Underwriters' Option is exercised in full and an additional 2,505,000 Trust Units may be issued if both the Underwriters' Option and the Over-Allotment Option are exercised in full. The following is a summary of the material attributes and characteristics of the Trust Units and the Debentures. This summary does not purport to be complete and is subject to, and qualified by, reference to the terms of the Trust Indenture with respect to the Trust Units, and reference to the terms of the Indenture (as defined below) with respect to the Debentures.

Trust Units

An unlimited number of Trust Units may be created and issued pursuant to the Trust Indenture. Each Trust Unit represents an equal fractional undivided beneficial interest in any distribution from the Trust (whether of net income, net realized capital gains or other amounts) and in any net assets of the Trust in the event of termination or winding-up of the Trust. All Trust Units outstanding from time to time shall be entitled to an equal share of any distributions from, and in any net assets of the Trust in the event of termination or winding-up of the Trust. All Trust Units shall rank among themselves equally and rateably without discrimination, preference or priority. Each Trust Unit is transferable, is not subject to any conversion or pre-emptive rights and entitles the holder thereof to require the Trust to redeem any or all of the Trust Units held by such holder and to one vote at all meetings of holders of Trust Units for each Trust Unit held. A complete description of the redemption rights associated with the Trust Units is described under "Information Concerning Provident Energy Trust, Provident Energy Ltd. and Certain Subsidiaries" in the AIF. The Trust Indenture provides that holders of Trust Units shall not be subject to any liability in contract or tort or of any other kind in connection with the assets, obligations or affairs of the Trust or with respect to any acts performed by the trustee of the Trust or any other person pursuant to the Trust Indenture.

The Trust Indenture, among other things, provides for the calling of meetings of Unitholders, the conduct of business thereof, notice provisions, the appointment and removal of the trustee of the Trust and the form of Trust Unit certificates, and may be amended from time to time. Substantive amendments to the Trust Indenture, including early termination of the Trust and the sale or transfer of the property of the Trust as an entirety or substantially as an entirety, requires approval by a special meeting of Unitholders at which a resolution must be passed by a majority of not less than 66 2/3% of the votes cast, either in person or by proxy, at such meeting or approval in writing by holders of not less than 66 2/3% of the outstanding Trust Units.

Unitholders of record on or about the 21st day of each calendar month (or such other day as determined by the Trust) are entitled to receive cash distributions of the Trust in respect of that month. Such distributions are made on or about the 15th day of the following month.

Debentures

General

The Debentures will be issued under a trust indenture to be dated as of the Closing Date (the "Indenture"), which will be made among the Trust, Provident and Computershare Trust Company of Canada (the "Debenture Trustee"), as trustee. The Debentures authorized for issue immediately will be unlimited.

The Debentures will be dated as of the Closing Date and will be issuable only in denominations of $1,000 and integral multiples thereof. The maturity date (the "Maturity Date") for the Debentures will initially be on December 31, 2003 (the "Initial Maturity Date"). Upon the closing of the Redwater Acquisition, the maturity date of the Debentures will be automatically extended from the Initial Maturity Date to December 31, 2008 (the "Final Maturity Date"). In the event the Redwater Acquisition is not completed on or before 5:00 p.m. (Calgary time) on December 31, 2003, the Debentures will mature on the Initial Maturity Date.

The Debentures will bear interest from the date of issue at 8.75% per annum, which will be payable semiannually in arrears on June 30 and December 31 in each year, commencing December 31, 2003. The first interest payment will include interest accrued from the closing of the offering to December 31, 2003.

The principal amount of the Debentures will be payable in lawful money of Canada or, at the option of the Trust and subject to applicable regulatory approval, by payment of Trust Units as further described under "Payment upon Redemption or Maturity" and "Redemption and Purchase". The interest on the Debentures will be payable in lawful money of Canada including, at the option of the Trust and subject to applicable regulatory approval, in accordance with the Unit Interest Payment Election as described under "Interest Payment Option".

The Debentures will be direct obligations of the Trust and will not be secured by any mortgage, pledge, hypothec or other charge and will be subordinated to other liabilities of the Trust as described under "Subordination". The Indenture will not restrict the Trust from incurring additional indebtedness for borrowed money or from mortgaging, pledging or charging its properties to secure any indebtedness.

Conversion Privilege

The Debentures will be convertible at the holder's option into fully paid and non-assessable Trust Units at any time prior to the close of business on the earlier of the Maturity Date and the business day immediately preceding the date specified by the Trust for redemption of the Debentures, at a conversion price of $11.05 per Trust Unit, being a conversion rate of 90.4977 Trust Units for each $1,000 principal amount of Debentures. Holders converting their Debentures will receive all accrued and unpaid interest thereon.

Subject to the provisions thereof, the Indenture will provide for the adjustment of the conversion price in certain events including: (a) the subdivision or consolidation of the outstanding Trust Units; (b) the distribution of Trust Units to holders of Trust Units by way of distribution or otherwise other than an issue of securities to holders of Trust Units who have elected to receive distributions in securities of the Trust in lieu of receiving cash distributions paid in the ordinary course; (c) the issuance of options, rights or warrants to holders of Trust Units entitling them to acquire Trust Units or other securities convertible into Trust Units at less than 95% of the then current market price (as defined below under "Payment upon Redemption or Maturity") of the Trust Units; and (d) the distribution to all holders of Trust Units of any securities or assets (other than cash distributions and equivalent distributions in securities paid in lieu of cash distributions in the ordinary course). There will be no adjustment of the conversion price in respect of any event described in (b), (c) or (d) above if the holders of the Debentures are allowed to participate as though they had converted their Debentures prior to the applicable record date or effective date. The Trust will not be required to make adjustments in the conversion price unless the cumulative effect of such adjustments would change the conversion price by at least 1%.

In the case of any reclassification or capital reorganization (other than a change resulting from consolidation or subdivision) of the Trust Units or in the case of any consolidation, amalgamation or merger of the Trust with or into any other entity, or in the case of any sale or conveyance of the properties and assets of the Trust as, or substantially as, an entirety to any other entity, or a liquidation, dissolution or winding-up of the Trust, the terms of the conversion privilege shall be adjusted so that each holder of a Debenture shall, after such reclassification, capital reorganization, consolidation, amalgamation, merger, sale, conveyance, liquidation, dissolution or winding-up, be entitled to receive the number of Trust Units such holder would be entitled to receive if on the effective date thereof, it had been the holder of the number of Trust Units into which the Debenture was convertible prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, merger, sale, conveyance, liquidation, dissolution or winding-up.

No fractional Trust Units will be issued on any conversion but in lieu thereof the Trust shall satisfy fractional interests by a cash payment equal to the current market price of any fractional interest.

Redemption and Purchase

The Debentures will not be redeemable on or before January 1, 2007. After January 1, 2007 and prior to maturity, the Debentures may be redeemed in whole or in part from time to time at the option of the Trust on not more than 60 days and not less than 30 days notice, at a Redemption Price of $1,050 per Debenture from January 1, 2007 until January 1, 2008 and at a Redemption Price of $1,025 per Debenture thereafter until maturity, in each case, plus accrued and unpaid interest thereon, if any.

In the case of redemption of less than all of the Debentures, the Debentures to be redeemed will be selected by the Debenture Trustee on a pro rata basis or in such other manner as the Debenture Trustee deems equitable.

The Trust will have the right to purchase Debentures in the market, by tender or by private contract.

Payment upon Redemption or Maturity

On redemption or at the Maturity Date (including at the Initial Maturity Date), the Trust will repay the indebtedness represented by the Debentures by paying to the Debenture Trustee in lawful money of Canada an amount equal to the aggregate Redemption Price of the outstanding Debentures which are to be redeemed or the principal amount of the outstanding Debentures which have matured, together with accrued and unpaid interest thereon. The Trust may, at its option, on not more than 60 and not less than 30 days prior notice and subject to applicable regulatory approval, elect to satisfy its obligation to pay the Redemption Price of the Debentures which are to be redeemed or the principal amount of the Debentures which have matured, as the case may be, by issuing Trust Units to the holders of the Debentures. Any accrued and unpaid interest thereon will be paid in cash. The number of Trust Units to be issued will be determined by dividing the aggregate Redemption Price of the outstanding Debentures which are to be redeemed or the principal amount of the outstanding Debentures which have matured, as the case may be, by 95% of the current market price on the date fixed for redemption or the maturity date, as the case may be. No fractional Trust Units will be issued on redemption or maturity but in lieu thereof the Trust shall satisfy fractional interests by a cash payment equal to the current market price of any fractional interest. Although the Trust will have the option to satisfy its obligation to pay the principal amount of the Debentures due on the Initial Maturity Date by issuing Trust Units, the Trust currently intends to repay the amounts due on the Initial Maturity Date with cash in the event the Redwater Acquisition is not completed. See "Use of Proceeds".

The term "current market price" will be defined in the Indenture to mean the weighted average trading price of the Trust Units on the TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event.

Subordination

The payment of the principal of, and interest on, the Debentures will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness and indebtedness to trade creditors of the Trust. "Senior Indebtedness" of the Trust will be defined in the Indenture as the principal of and premium, if any, and interest on and other amounts in respect of all indebtedness of the Trust (whether outstanding as at the date of Indenture or thereafter incurred), other than indebtedness evidenced by the Debentures and all other existing and future debentures (including the 10.5% Debentures) or other instruments of the Trust which, by the terms of the instrument creating or evidencing the indebtedness, is expressed to be pari passu with, or subordinate in right of payment to, the Debentures. Subject to statutory or preferred exceptions or as may be specified by the terms of any particular securities, each debenture issued under the Indenture will rank pari passu with each other debenture, and with all other present and future subordinated and unsecured indebtedness of the Trust except for sinking provisions (if any) applicable to different series of debentures or similar types of obligations of the Trust.

The Indenture will provide that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relative to the Trust, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Trust, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Trust, then those holders of Senior Indebtedness, including any indebtedness to trade creditors, will receive payment in full before the holders of Debentures will be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such event in respect of any of the Debentures or any unpaid interest accrued thereon. The Indenture will also provide that the Trust will not make any payment, and the holders of the Debentures will not be entitled to demand, institute proceedings for the collection of, or receive any payment or benefit (including without any limitation by set-off, combination of accounts or realization of security or otherwise in any manner whatsoever) on account of indebtedness represented by the Debentures (a) in a manner inconsistent with the terms (as they exist on the date of issue) of the Debentures or (b) at any time when an event of default has occurred under the Senior Indebtedness and is continuing and the notice of such event of default has been given by or on behalf of the holders of Senior Indebtedness to the Trust, unless the Senior Indebtedness has been repaid in full.

The Debentures will also be effectively subordinate to claims of creditors of the Trust's subsidiaries except to the extent the Trust is a creditor of such subsidiaries ranking at least pari passu with such other creditors. Specifically, the Debentures will be subordinated in right of payment to the prior payment in full of all indebtedness under the Credit Facility, as defined herein.

Priority over Trust Distributions

The Trust Indenture provides that certain expenses of the Trust must be deducted in calculating the amount to be distributed to the Unitholders. Accordingly, the funds required to satisfy the interest payable on the Debentures, as well as the amount payable upon redemption or maturity of the Debentures or upon an Event of Default (as defined below), will be deducted and withheld from the amounts that would otherwise be payable as distributions to Unitholders.

Change of Control of the Trust

Within 30 days following the occurrence of a change of control of the Trust involving the acquisition of voting control or direction over 66 2/3% or more of the Trust Units (a "Change of Control"), the Trust will be required to make an offer in writing to purchase all of the Debentures then outstanding (the "Offer"), at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest (the "Offer Price").

The Indenture contains notification and repurchase provisions requiring the Trust to give written notice to the Debenture Trustee of the occurrence of a Change of Control within 30 days of such event together with the Offer. The Debenture Trustee will thereafter promptly mail to each holder of Debentures a notice of the Change of Control together with a copy of the Offer to repurchase all the outstanding Debentures.

If 90% or more in aggregate principal amount of the Debentures outstanding on the date of the giving of notice of the Change of Control have been tendered to the Trust pursuant to the Offer, the Trust will have the right and obligation to redeem all the remaining Debentures at the Offer Price. Notice of such redemption must be given by the Trust to the Debenture Trustee within 10 days following the expiry of the Offer, and as soon as possible thereafter, by the Debenture Trustee to the holders of the Debentures not tendered pursuant to the Offer.

Interest Payment Option

The Trust may elect, from time to time, to satisfy its obligation to pay interest on the Debentures (the "Interest Obligation"), on the date it is payable under the Indenture (an "Interest Payment Date"), by delivering sufficient Trust Units to the Debenture Trustee to satisfy all or any part of the Interest Obligation in accordance with the Indenture (the "Unit Interest Payment Election"). The Indenture will provide that, upon such election, the Debenture Trustee shall (a) accept delivery from the Trust of Trust Units, (b) accept bids with respect to, and consummate sales of, such Trust Units, each as the Trust shall direct in its absolute discretion, (c) invest the proceeds of such sales in short-term permitted government securities (as defined in the Indenture) which mature prior to the applicable Interest Payment Date, and use the proceeds received from such permitted government securities, together with any proceeds from the sale of Trust Units not invested as aforesaid, to satisfy the Interest Obligation, and (d) perform any other action necessarily incidental thereto.

The Indenture will set forth the procedures to be followed by the Trust and the Debenture Trustee in order to effect the Unit Interest Payment Election. If a Unit Interest Payment Election is made, the sole right of a holder of Debentures in respect of interest will be to receive cash from the Debenture Trustee out of the proceeds of the sale of Trust Units (plus any amount received by the Debenture Trustee from the Trust attributable to any fractional Trust Units) in full satisfaction of the Interest Obligation, and the holder of such Debentures will have no further recourse to the Trust in respect of the Interest Obligation.

Neither the Trust's making of the Unit Interest Payment Election nor the consummation of sales of Trust Units will (a) result in the holders of the Debentures not being entitled to receive on the applicable Interest Payment Date cash in an aggregate amount equal to the interest payable on such Interest Payment Date, or (b) entitle such holders to receive any Trust Units in satisfaction of the Interest Obligation.

Events of Default

The Indenture will provide that an event of default ("Event of Default") in respect of the Debentures will occur if any one or more of the following described events has occurred and is continuing with respect of the Debentures: (a) failure for 10 days to pay interest on the Debentures when due; (b) failure to pay principal or premium, if any, when due on the Debentures, whether at maturity, upon redemption, by declaration or otherwise; (c) certain events of bankruptcy, insolvency or reorganization of the Trust under bankruptcy or insolvency laws; or (d) default in the observance or performance of any material covenant or condition of the Indenture and continuance of such default for a period of 30 days after notice in writing has been given by the Debenture Trustee to the Trust specifying such default and requiring the Trust to rectify the same. If an Event of Default has occurred and is continuing, the Debenture Trustee may, in its discretion, and shall upon request of holders of not less than 25% in principal amount of Debentures, declare the principal of and interest on all outstanding Debentures to be immediately due and payable. In certain cases, the holders of a majority of the principal amount of the Debentures then outstanding may, on behalf of the holders of all Debentures, waive any Event of Default and/or cancel any such declaration upon such terms and conditions as such holders shall prescribe.

Offers for Debentures

The Indenture will contain provisions to the effect that if an offer is made for the Debentures which is a take-over bid for Debentures within the meaning of the Securities Act (Alberta) and not less than 90% of the Debentures (other than Debentures held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Debentures held by the holders of Debentures who did not accept the offer on the terms offered by the offeror.

Modification

The rights of the holders of the Debentures as well as any other series of debentures that may be issued under the Indenture may be modified in accordance with the terms of the Indenture. For that purpose, among others, the Indenture will contain certain provisions which will make binding on all debenture holders resolutions passed at meetings of the holders of debentures by votes cast thereat by holders of not less than 66 2/3% of the principal amount of the debentures present at the meeting or represented by proxy, or rendered by instruments in writing signed by the holders of not less than 66 2/3% of the principal amount of the debentures. In certain cases, the modification will, instead or in addition, require assent by the holders of the required percentage of debentures of each particularly affected series.

Limitation on Issuance of Additional Debentures

The Indenture will provide that the Trust shall not issue additional convertible debentures of equal ranking if the principal amount of all issued and outstanding convertible debentures of the Trust exceeds 25% of the Total Market Capitalization of the Trust immediately after the issuance of such additional convertible debentures. "Total Market Capitalization" will be defined in the Indenture as the total principal amount of all issued and outstanding debentures of the Trust which are convertible at the option of the holder into Trust Units of the Trust plus the amount obtained by multiplying the number of issued and outstanding Trust Units of the Trust by the current market price of the Trust Units on the relevant date.

Book-Entry System for Debentures

The Debentures will be issued in "book-entry only" form and must be purchased or transferred through a participant in the depository service of CDS (a "Participant"). On the Closing Date, the Debenture Trustee will cause the Debentures to be delivered to CDS and registered in the name of its nominee. The Debentures will be evidenced by a single book-entry only certificate. Registration of interests in and transfers of the Debentures will be made only through the depository service of CDS.

Except as described below, a purchaser acquiring a beneficial interest in the Debentures (a "Beneficial Owner") will not be entitled to a certificate or other instrument from the Debenture Trustee or CDS evidencing that purchaser's interest therein, and such purchaser will not be shown on the records maintained by CDS, except through a Participant. Such purchaser will receive a confirmation of purchase from the Underwriter or other registered dealer from whom Debentures are purchased.

Neither the Trust nor the Underwriters will assume any liability for: (a) any aspect of the records relating to the beneficial ownership of the Debentures held by CDS or the payments relating thereto; (b) maintaining, supervising or reviewing any records relating to the Debentures; or (c) any advice or representation made by or with respect to CDS and contained in this short form prospectus and relating to the rules governing CDS or any action to be taken by CDS or at the direction of its Participants. The rules governing CDS provide that it acts as the agent and depositary for the Participants. As a result, Participants must look solely to CDS and Beneficial Owners must look solely to Participants for the payment of the principal and interest on the Debentures paid by or on behalf of the Trust to CDS.

As indirect holders of Debentures, investors should be aware that they (subject to the situations described below): (a) may not have Debentures registered in their name; (b) may not have physical certificates representing their interest in the Debentures; (c) may not be able to sell the Debentures to institutions required by law to hold physical certificates for securities they own; and (d) may be unable to pledge Debentures as security.

The Debentures will be issued to Beneficial Owners in fully registered and certificate form (the "Debenture Certificates") only if: (a) required to do so by applicable law; (b) the book-entry only system ceases to exist; (c) the Trust or CDS advises the Debenture Trustee that CDS is no longer willing or able to properly discharge its responsibilities as depositary with respect to the Debentures and the Trust is unable to locate a qualified successor; (d) the Trust, at its option, decides to terminate the book-entry only system through CDS; or (e) after the occurrence of an Event of Default (as defined herein), Participants acting on behalf of Beneficial Owners representing, in the aggregate, more than 25% of the aggregate principal amount of the Debentures then outstanding advise CDS in writing that the continuation of a book-entry only system through CDS is no longer in their best interest provided the Debenture Trustee has not waived the Event of Default in accordance with the terms of the Indenture.

Upon the occurrence of any of the events described in the immediately preceding paragraph, the Debenture Trustee must notify CDS, for and on behalf of Participants and Beneficial Owners, of the availability through CDS of Debenture Certificates. Upon surrender by CDS of the single certificate representing the Debentures and receipt of instructions from CDS for the new registrations, the Debenture Trustee will deliver the Debentures in the form of Debenture Certificates and thereafter the Trust will recognize the holders of such Debenture Certificates as debentureholders under the Indenture.

Interest on the Debentures will be paid directly to CDS while the book-entry only system is in effect. If Debenture Certificates are issued, interest will be paid by cheque drawn on the Trust and sent by prepaid mail to the registered holder or by such other means as may become customary for the payment of interest. Payment of principal, including payment in the form of Trust Units if applicable, and the interest due, at maturity or on a redemption date, will be paid directly to CDS while the book-entry only system is in effect. If Debenture Certificates are issued, payment of principal, including payment in the form of Trust Units if applicable, and interest due, at maturity or on a redemption date, will be paid upon surrender thereof at any office of the Debenture Trustee or as otherwise specified in the Indenture.

INTEREST COVERAGE

The following interest coverages are calculated on a consolidated basis for the twelve-month periods ended December 31, 2002 and June 30, 2003 and are derived from audited financial information, in the case of December 31, 2002, and unaudited financial information, in the case of June 30, 2003. Pursuant to current Canadian generally accepted accounting principles, the Debentures will be included in Unitholders' Equity and the interest paid on the Debentures will be charged to accumulated loss as distributions to Unitholders, which is consistent with the accounting treatment applied in respect of the 10.5% Debentures.

The earnings of the Trust before interest and income tax recovery for the year ended December 31, 2002 was $1.0 million. The loss of the Trust before interest and income tax recovery for the twelve-month period ended June 30, 2003 was $3.7 million, The interest expense for the year ended December 31, 2002 and the twelve-month period ended June 30, 2003 was $5.3 million and $7.8 million, respectively, for a coverage ratio of less than one in each case. The dollar amount of the coverage deficiency for the year ended December 31, 2002 and the twelve-month period ended June 30, 2003 would have been $4.3 million and $11.5 million, respectively. Cash flows (defined as funds from operations before working capital changes) before interest for the 12 months ended December 31, 2002 and June 30, 2003 respectively was $96.9 million and $142.2 million, resulting in interest coverage for the period of 18.3 and 19.3 times, respectively.

After giving effect to the issuance of the Debentures, the pro forma earnings and cash flow of the Trust before interest and income tax recovery remains unchanged. After giving effect to the equity treatment of the Debentures, the pro forma interest expense for the year ended December 31, 2002 and the twelve-month period ended June 30, 2003 was $Nil.

After giving effect to the Redwater Acquisition and the issuance of the Debentures, the pro forma earnings of the Trust before interest and income tax recovery for the year ended December 31, 2002 and the twelve-month period ended June 30, 2003 were $27.2 million and $11.4 million, respectively. After giving effect to the equity treatment of the Debentures, the pro forma interest expense for the year ended December 31, 2002 and the twelve-month period ended June 30, 2003 was $12.8 million and $12.5 million, respectively. As a result, the coverage ratio would be 2.1 times for the year ended December 31, 2002 and less than 1 for the twelve month period ended June 30, 2003. The dollar amount of the coverage deficiency for the twelve month period ended June 30, 2003 would have been $1.1 million. Cash flow (defined as funds from operations before changes in working capital) before interest for the 12 month period ended December 31, 2002 and the twelve month period ended June 30, 2003 was $154.4 million and $166.9 million respectively, for a coverage ratio of 13.1 and 13.6 respectively.

If the Debentures offered hereunder and the Trust's previously issued 10.5% Debentures were both included in long-term debt and their respective carrying charges were included in interest expense, the pro forma interest coverage after giving effect to the Redwater Acquisition, would be 1.0 times for the year ended December 31, 2002 and less than 1 for the twelve-month period ended June 30, 2003. The dollar amount of the coverage deficiency for the twelve month period ended June 30, 2003 would have been $14.0 million. Pro forma cash flow coverage (defined as funds from operations before changes in working capital) before interest for the twelve month period ended December 31, 2002 and the twelve month period ended June 30, 2003 was 5.9 and 6.6 respectively.

PLAN OF DISTRIBUTION

Pursuant to an underwriting agreement dated as of September 10, 2003 (the "Underwriting Agreement") among the Trust, Provident and the Underwriters, the Trust has agreed to issue and sell an aggregate of 14,300,000 Trust Units and 75,000 Debentures to the Underwriters, and the Underwriters have severally agreed to purchase such Trust Units and Debentures on September 30, 2003 or on such other date as may be agreed among the parties to the Underwriting Agreement. Delivery of the Trust Units and Debentures is conditional upon payment on closing of $10.50 per Trust Unit and $1,000 per Debenture by the Underwriters to the Trust. The Underwriting Agreement provides that the Trust will pay the Underwriters' fee of $0.525 per Trust Unit and $40 per Debenture issued and sold by the Trust and for an aggregate fee payable by the Trust of $10,507,500, in consideration for the Underwriters' services in connection with the offering.

The Trust has granted to the Underwriters an option (the "Underwriters' Option") to purchase an additional 2,400,000 Trust Units on the same terms as this offering exercisable at any time until 48 hours prior to the date of closing, which additional Trust Units are qualified for distribution under this prospectus. If the Underwriters' Option is exercised in full, the total offering of Trust Units, the Underwriters' fee and the Net Proceeds to the Trust in respect of the offering of Trust Units will be $175,350,000, $8,767,500 and $166,582,500, respectively.

The Trust has also granted to the Underwriters an option (the "Over-Allotment Option") to purchase up to an aggregate of 15% of the Trust Units issued pursuant to this offering on the same terms as this offering for a period expiring 30 days following the date of closing, to cover over-allotments, if any, and for market stabilization purposes, which additional Trust Units are qualified for distribution under this prospectus. If the Underwriters' Option and the Over-Allotment Option are exercised in full, the total offering of Trust Units, the Underwriters' fee and the Net Proceeds to the Trust in respect of the offering of Trust Units will be $201,652,500, $10,082,625 and $191,569,875, respectively.

The terms of the offering of the Trust Units and Debentures were determined by negotiation between Provident, on behalf of the Trust, and Scotia Capital Inc. and National Bank Financial Inc. on behalf of the Underwriters. The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events. If an Underwriter fails to purchase the Trust Units and Debentures which it has agreed to purchase, any one or more of the other Underwriters may, but is not obligated to, purchase such Trust Units and Debentures. The Underwriters are, however, obligated to take up and pay for all of the Trust Units and Debentures if any are purchased under the Underwriting Agreement. The Underwriting Agreement also provides that the Trust and Provident will indemnify the Underwriters and their directors, officers, agents, shareholders and employees against certain liabilities and expenses.

Pursuant to applicable securities legislation, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase Trust Units or Debentures. The foregoing restriction is subject to exceptions, provided the bid or purchase is not engaged in for the purpose of creating actual or apparent trading in, or raising the price of, the Trust Units or Debentures. These exceptions include a bid or purchase permitted under the bylaws and rules of the TSX and the AMEX relating to market stabilization and passive market-making activities. In connection with the offering, and subject to the foregoing, the Underwriters may effect transactions which stabilize or maintain the market price of the Trust Units or Debentures at levels above those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Subscriptions for Trust Units and Debentures will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without prior notice. Certificates for the Trust Units will be available for delivery at the closing of the offering, which is expected to occur on or about September 30, 2003. The Debentures will be issued in "book-entry only" form and must be purchased or transferred through a participant in the depository service of CDS. See "Details of the Offering Book-Entry System for Debentures".

The Trust has applied to list the Trust Units distributed under this short form prospectus and the Trust Units issuable on conversion, redemption or maturity of the Debentures on the TSX and the AMEX and has applied to list the Debentures distributed under this short form prospectus on the TSX. Listing of the Trust Units distributed under this short form prospectus and the Trust Units issuable on conversion, redemption or maturity of the Debentures on the TSX and the AMEX and listing of the Debentures on the TSX will be subject to the Trust fulfilling all of the listing requirements of such exchanges.

The Trust has agreed with the Underwriters that it will not, for the period ending 90 days after the closing of the offering, sell or offer to sell any Trust Units or Debentures or any securities convertible into or exchangeable for Debentures or Trust Units, without the prior consent of Scotia Capital Inc. and National Bank Financial Inc. on behalf of the Underwriters pursuant to the Underwriting Agreement, such consent not to be unreasonably withheld, other than the issuance of Trust Units pursuant to the Over-Allotment Option, the issuance of Trust Units pursuant to the trust unit option plan of the Trust, the issuance of Trust Units pursuant to the distribution re-investment plan of the Trust, the issuance of Trust Units on exchange of the outstanding exchangeable shares of Provident and PAI, the issuance of Trust Units upon conversion of the Trust's previously issued 10.5% convertible unsecured subordinated debentures, the issuance of Trust Units upon conversion of the Debentures and the issuance of Trust Units, if elected by the Trust, as payment of interest in respect of the 10.5% Debentures and the Debentures..

The Trust Units and Debentures have not been and will not be registered under the 1933 Act or any state securities laws, and accordingly may not be offered or sold within the United States or to U.S. persons (as such term is defined in Regulation S under the 1933 Act) except in transactions exempt from the registration requirements of the 1933 Act and applicable state securities laws.

In addition, until 40 days after the commencement of the offering, any offer or sale of Trust Units or Debentures offered hereby within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the 1933 Act.

RISK FACTORS

An investment in the Trust Units and Debentures is subject to certain risks. Investors should consider the following risk factors prior to making an investment in the Trust Units or Debentures.

Risks Inherent in an Investment in Securities Offered Hereby

Investors in Trust Units and/or Debentures should carefully consider the risks described under "Risk Factors" in the AIF. Investors in the Debentures should also consider the following risks.

Market for Debentures

The Trust has applied to list the Debentures distributed under this short form prospectus on the TSX. Listing will be subject to the Trust fulfilling all of the listing requirements of the TSX. There can be no assurance that an active trading market will develop for the Debentures after this offering, or if developed, that such a market will be sustained at the price level of this offering.

Prior Ranking Indebtedness

The Debentures will be subordinate to all Senior Indebtedness and to any indebtedness of trade creditors of the Trust. The Debentures will also be effectively subordinate to claims of creditors of the Trust's subsidiaries except to the extent the Trust is a creditor of such subsidiaries ranking at least pari passu with such other creditors.

Absence of Covenant Protection

The Indenture will not restrict the Trust from incurring additional indebtedness for borrowed money or from mortgaging, pledging or charging its properties to secure any indebtedness. The Indenture will not contain any provision specifically intended to protect holders of the Debentures in the event of a future leveraged transaction involving the Trust.

Proposed Accounting Standard

Canadian generally accepted accounting principles currently require financial instruments which include obligations that may be settled by the issuance of equity securities to be classified as equity in the issuer's financial statements, with interest on such financial instruments charged to equity. Such obligations do not necessarily require the transfer of assets or other yielding of economic benefits and therefore are not classified as debt obligations of the issuer. The Accounting Standards Board of the Canadian Institute of Chartered Accountants has proposed an amendment to Canadian accounting standards which would require certain financial instruments which create obligations that may be settled, at the issuer's option, by a variable number of the issuer's own equity securities, to be presented as debt and reflected as a liability on the issuer's financial statements, with interest on such financial instruments reflected as an expense.

The proposed amendments are expected to become effective for periods beginning on or after January 1, 2004 and will be applied retroactively. In the event the amendments are adopted and applied retroactively, the new accounting standards may require financial instruments currently accounted for as equity, including the Debentures and the 10.5% Debentures, to be reflected as liabilities on the issuer's financial statements. As a result, the Trust may be required to amend existing credit facilities that include debt/equity covenants, interest coverage and other requirements linked to amounts reported as debt or equity in accordance with generally accepted accounting principles, or to obtain waivers from the enforcement of such covenants, failing which the Trust and Provident may be in default under such facilities. There can be no assurance that the Trust will be successful in obtaining such amendments or waivers.

Risks Inherent in the Proposed Acquisition of the Midstream NGL Assets

Completion of the Redwater Acquisition

The Redwater Acquisition is subject to normal commercial risks that the acquisition transaction will not close on the terms negotiated or at all.

In addition, in the event the acquisition is not completed and the Trust does not utilize the proceeds from the offering of Trust Units to fund additional acquisitions or capital expenditures in a timely manner, the issuance of Trust Units pursuant to the offering will be dilutive to future cash distributions.

Additional Bank Financing

Provident has secured a $120 million bank credit facility which will be used to finance the portion of the purchase price of the Redwater Acquisition not covered by the offering of Trust Units and Debentures. Variations in interest rates and scheduled principal repayments could result in significant changes in the amount required to be applied to debt service before payment of any amounts to the Trust. Although it is believed that this credit facility is sufficient, there can be no assurance that the amount will be adequate for the financial obligations of Provident or that additional funds can be obtained.

The lenders have been provided with security over substantially all of the assets of Provident. If Provident becomes unable to pay its debt service charges or otherwise commits an event of default such as bankruptcy, the lenders may foreclose on or sell Provident's oil and gas properties and other assets.

Facilities Throughput

The volumes of natural gas processed at the Midstream NGL Assets and of NGLs and other products transported in the pipelines depend on production of natural gas in the areas serviced by the Midstream NGL Assets and pipelines. Without reserve additions, production will decline over time as reserves are depleted and production costs may rise. Producers may shut in production at lower product prices or higher production costs. Producers in the areas serviced by the Midstream NGL Assets may not be successful in exploring for and developing additional reserves, and the gas plants and the pipelines may not be able to maintain existing volumes of throughput. Commodity prices may not remain at a level which encourages producers to explore for and develop additional reserves or produce existing marginal reserves.

The rate and timing of production from proven natural gas reserves tied into the gas plants is at the discretion of the producers and is subject to regulatory constraints. The producers have no obligation to produce natural gas from these lands.

The Midstream NGL Assets are connected to various third party trunkline systems. Operational disruptions or apportionment on those third party systems may prevent the full utilization of the Midstream NGL Assets.

Over the long term, business will depend, in part, on the level of demand for NGLs and natural gas in the geographic areas in which deliveries are made by pipelines and the ability and willingness of shippers having access or rights to utilize the pipelines to supply such demand. Provident cannot predict the impact of future economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices, all of which could reduce the demand for natural gas and NGLs.

Operational Matters and Hazards

Provident's operations will be subject to common hazards of the natural gas processing and pipeline transportation business. The operation of the Midstream NGL Assets could be disrupted by natural disasters or other events beyond the control of Provident. A casualty occurrence could result in the loss of equipment or life, as well as injury and property damage. Provident carries insurance coverage with respect to some, but not all, casualty occurrences in amounts customary for similar business operations, which coverage may not be sufficient to compensate for all casualty occurrences.

The operation of the Midstream NGL Assets will involve many risks, including the breakdown or failure of equipment, information systems or processes, the performance of equipment at levels below those originally intended (whether due to misuse, unexpected degradation or design, construction or manufacturing defects), failure to maintain an adequate inventory of supplies or spare parts, operator error, labour disputes, disputes with owners of interconnected facilities and carriers and catastrophic events such as natural disasters, fires, explosions, fractures, acts of eco-terrorists and saboteurs, and other similar events, many of which are beyond the control of the Trust or Provident. The occurrence or continuance of any of these events could increase the cost of operating facilities and/or reduce its processing or throughput capacity, thereby reducing cash flow.

Operating and Capital Costs

Operating and capital costs of the Midstream NGL Assets may vary considerably from current and forecast values and rates and represent significant components of the cost of providing service. In general, as equipment ages, maintenance capital expenditures and maintenance expenses with respect to such equipment may increase slightly over time. Distributions may be reduced if significant increases in operating or capital costs are incurred.

Although operating costs are to be recaptured through the tariffs charged on natural gas volumes processed and oil and NGLs transported, respectively, to the extent such charges escalate, producers may seek lower cost alternatives or stop production of their natural gas.

Competition

The Midstream NGL Assets are subject to competition from other gas processing plants which are either in the general vicinity of the gas plants or have gathering systems that are or could potentially extend into areas served by the gas plants. The pipelines and storage, terminal and processing facilities are also subject to competition from other pipelines and storage, terminal and processing facilities in the areas they serve, and the gas products marketing business is subject to competition from other marketing firms.

Producers in Alberta compete with producers in other regions to supply natural gas and gas products to customers in North America and the natural gas and gas products industry also competes with other industries to supply the fuel, feedstock and other needs of consumers. Such competition may have an adverse effect on the production of natural gas and gas products in Alberta and, as a result, on the demand for Provident's services.

Regulatory Intervention

Pipelines and facilities can be subject to common carrier and common processor applications and to rate setting by regulatory authorities in the event agreement on fees or tariffs cannot be reached with producers. To the extent that producers believe processing fees or tariffs respecting pipelines and facilities are too high, they may seek rate relief through regulatory means.

Environmental Considerations

Major equipment failure, release of toxic substances or pipeline rupture could result in damage to the environment and the Midstream NGL Assets, death or injury and substantial costs and liabilities to third parties. Provident may not be able to insure against these events or may elect not to insure because of high premium costs or for other reasons. If, at any time, appropriate regulatory authorities deem any one of the gas plants unsafe, they may order it to be shut down.

The gas processing and gathering industry is regulated by federal and provincial environmental legislation. Activities that do not meet regulatory standards or that breach such legislation may result in the imposition of fines, penalties and suspension of operations. It is possible that increasingly strict environmental and safety laws will be implemented, which could result in substantial costs of compliance.

Dependence on Key Personnel

The success of the Redwater Acquisition will be largely dependent on the skills and expertise of key personnel to manage the overall business and, in the NGL marketing business, to achieve positive margins. The continued success of Provident will be dependent on its ability to retain such personnel.

Abandonment

Provident will be responsible for compliance with all laws and regulations regarding abandonment of the Midstream NGL Assets at the end of their economic life, which abandonment costs may be substantial. It is not possible to estimate the abandonment costs at this time as they will be a function of regulatory requirements at the time of abandonment.

Risks Associated With the Level of Foreign Ownership

The Trust Indenture currently contains a residency requirement which provides that persons who are not residents of Canada may not hold more than one half of the outstanding Trust Units. This residency requirement was contained in the Trust Indenture as one measure for ensuring that the Trust qualifies as a "mutual fund trust" under the Tax Act. See "Recent Developments - Non-Resident Unitholders".

The retention of "mutual fund trust" status under the Tax Act is important for both resident and nonresident holders of Trust Units and not just for holders of Trust units held within Canadian tax exempt plans. The loss of such status could be expected to have a significant adverse effect on the market price of the Trust Units. The importance of mutual fund status and the consequences of losing such status are set forth below:

  By virtue of its status as a mutual fund trust, the Trust has been accepted for registration effective March 6, 2001 as a "registered investment" for registered retirement savings plans ("RRSPs"), registered retirement income funds ("RRIFs"), and deferred profit sharing plans ("DPSPs") (collectively, "Exempt Plans"). As such, Trust Units are qualified investments for Exempt Plans as well as registered education savings plans ("RESPs") and if the Trust's status as a "registered investment" is revoked in any year by virtue of ceasing to be a "mutual fund trust" the Trust Units would remain as qualified investments for Exempt Plans and RESPs until the end of the year following such year;

  Where at the end of any month an Exempt Plan or a RESP holds Trust Units that are not qualified investments, the Exempt Plan or RESP must, in respect of that month, pay a tax under Part XI.1 of the Tax Act equal to 1 percent of the fair market value of the Trust Units at the time such Trust Units were acquired by the Exempt Plan or RESP. An RRSP or RRIF holding Trust Units that are not qualified investments would become taxable on income attributable to the Trust Units while they are not qualified investments (including the entire amount of any capital gain arising on a disposition of the non-qualified investment). RESPs which hold Trust Units that are not qualified investments may have their registration revoked by the Canada Customs and Revenue Agency;

  Trust Units would become foreign property for registered pension plans upon the Trust ceasing to be a mutual fund trust. If the Trust's "registered investment" status is revoked by virtue of it ceasing to be a mutual fund trust, then the Trust Units would also become foreign property for Exempt Plans;

  The loss of mutual fund trust status would also render the Trust liable for the payment of a tax under Part XII.2 of the Tax Act in respect of certain designated income. The payment of Part XII.2 tax by the Trust could have adverse consequences to Unitholders who are not residents of Canada and to certain Unitholders which are tax exempt entities since the amount of cash available for cash distributions would be reduced by the amount of such tax;

  The loss of mutual fund trust status would result in the Trust ceasing to be eligible for the capital gains refund mechanism available under the Tax Act; and

  Upon the loss of mutual fund trust status, the Trust Units held by Unitholders that are not residents of Canada would become taxable Canadian property. Such Unitholders would be subject to Canadian income tax on any gains realized on a disposition of Trust Units, and to reporting requirements in respect thereof.

In accordance with the current provisions of the Trust Indenture, in the event that more than half of the Trust Units outstanding are held by persons who are not resident Canadians, the Trustee is required to restrict transfers of Trust Units to non-residents and entitled to require holders of Trust Units who are not resident Canadians (chosen on the basis of the inverse order to the order of acquisition or registration of such Trust Units or such other manner as is considered to be equitable and practical) to sell all or a portion of their Trust Units within a specified period of not less than 60 days from the date of notice. If such Trust Units are not sold within such period, the Trustee has the right to withhold voting rights and distributions and to sell such Trust Units on behalf of such Unitholder. Such action by the Trustee could have a significant adverse effect on the market price of the Trust Units.

Although the Trust is proposing to amend the current provisions of the Trust Indenture, there can be no assurance that Unitholders will approve the proposed amendments to the Trust Indenture at the special meeting of Unitholders to be held on September 17, 2003. If the amendments to the Trust Indenture are not approved by the Unitholders, the Trust and the Trustee may be required to enforce the current non-resident restrictions in the Trust Indenture. See "Recent Developments - Non-Resident Unitholders."

CAPITALIZATION OF THE TRUST

The following table sets forth the consolidated capitalization of the Trust as at December 31, 2002, and as at June 30, 2003, both before and after giving effect to the offering and the Redwater Acquisition:

			As at June 30, 2003	As at June 30, 2003
			before giving effect to	after giving effect to the
		As at	the offering and the	offering and the
		December 31, 2002	acquisition	acquisition
Designation	Authorized	(audited)(7)	(unaudited)	(unaudited)(4)(5)
Long Term Debt (1)	-	$187,200,000	$197,500,000	$272,398,000
Trust Units (2)	Unlimited	$513,835,000(3)	$586,343,000	$728,685,000
		(53,729,335 Trust Units)	(60,932,239 Trust Units)	(75,232,239 Trust Units)
Exchangeable Shares	-	$57,036,000	$33,951,000	$33,951,000
		(5,415,890 Trust Units)	(3,516,307 Trust Units)	(3,516,307 Trust Units)

10.5% Debentures(6)	-	$61,279,000	$47,600,000	$47,600,000

8.75% Debentures	-	-	-	$71,800,000

Notes:

  As at June 30, 2003, Provident has a revolving demand credit facility (the "Credit Facility") to a maximum of $235 million which bears interest in accordance with a pricing grid based on Provident's debt to cash flow multiple calculated using the most recent quarterly cash flow on an annualized basis. Based on Provident's cash flow for the six months ended June 30, 2003, the interest rate pursuant to the pricing grid is equal to the prime rate plus 0.25 percent. The Credit Facility is secured by a first fixed and floating charge debenture in the minimum face amount of $300 million, a general assignment of book debts, a negative pledge and, if determined necessary by the lenders, an undertaking to provide first charges over major petroleum and natural gas reserves of Provident. As at June 30, 2003 the Trust had drawn $197.5 million against the Credit Facility. On September 10, 2003 certain banks committed to a second credit facility to a maximum of $120 million on terms substantially similar to the Credit Facility to assist in financing the Redwater Acquisition.

  As at June 30, 2003, the Trust had issued options to purchase 2,972,373 Trust Units to employees, directors and officers of Provident.

  As at June 30, 2003, the Trust's Unitholders' equity consisted of $667,894,000 of net capital contributions less $21,738,000 of accumulated loss and $194,980,000 of accumulated cash distributions on the Trust Units and 10.5% Debentures.

  Based on the issuance of 14,300,000 Trust Units by the Trust for an aggregate of $150,150,000, less the Underwriters' fee of $7,507,500 and expenses of the issue estimated to be $500,000. In the event that the Underwriters' Option and Over-Allotment Option are exercised in full, Long Term Debt would be $221,000,000 and Trust Units would be $777,612,875 (80,137,239 Trust Units outstanding).

  Based on the issuance of 75,000 8.75% Debentures by the Trust for an aggregate of $75,000,000, less the Underwriters' fee of $3,000,000 and expenses of the issue estimated to be $500,000.

  The 10.5% Debentures bear interest at a rate of 10.5% per year payable semi-annually in arrears. The 10.5% Debentures mature on May 15, 2007 and are convertible into Trust Units at the option of the holder at any time prior to the earlier of the maturity date or the date on which the 10.5% Debentures are redeemed by the Trust at a conversion price of $10.70 per Trust Unit. The 10.5% Debentures are not redeemable by the Trust on or before May 15, 2005. The outstanding principal amount of the 10.5% Debentures are included in the Trust's consolidated balance sheet (net of costs to issue) as Unitholders' capital since the Trust has the option to settle both principal and interest obligations in Trust Units.

  The balances as at December 31, 2002 have been taken from the audited financial statements of the Trust as at December 31, 2002. Individual balances presented have not been audited.

PRICE RANGE AND TRADING VOLUME OF THE TRUST UNITS

The outstanding Trust Units are traded on the TSX under the trading symbol "PVE.UN" and the AMEX under the trading symbol "PVX". The following table sets forth the closing price range and trading volume of the Trust Units as reported by the TSX and the AMEX for the periods indicated:

Toronto Stock Exchange

Period	High	Low	Volume (000's)
2001
First Quarter(1)	$11.55	$10.50	682
Second Quarter	$12.50	$10.25	5,435
Third Quarter	$11.29	$ 8.90	3,645
Fourth Quarter	$10.15	$ 7.77	5,044
2002
First Quarter	$10.70	$ 8.20	16,563
Second Quarter	$11.33	$ 9.77	11,330
Third Quarter	$11.44	$10.02	11,546
Fourth Quarter	$11.03	$ 9.85	12,524

2003
First Quarter	$11.95	$ 9.85	19,001
April	$11.20	$10.00	7,169
May	$11.72	$10.71	7,773
June	$12.75	$10.00	10,133
July	$11.40	$10.80	6,891
August	$11.83	$10.80	6,442
September 1-11	$11.23	$10.56	3,871

Note:

(1) The Trust Units were listed for trading on the TSX on March 12, 2001.

On September 11, 2003, the closing price per Trust Unit on the TSX was $10.94.

American Stock Exchange

Period	High	Low	Volume (000's)
2001
Second Quarter(1)	U.S. $8.05	U.S. $6.80	107
Third Quarter	U.S. $7.60	U.S. $5.65	1,151
Fourth Quarter	U.S. $6.55	U.S. $5.13	1,746
2002
First Quarter	U.S. $6.83	U.S. $5.17	2,224
Second Quarter	U.S. $7.48	U.S. $6.34	4,590
Third Quarter	U.S. $7.41	U.S. $6.82	4,445
Fourth Quarter	U.S. $6.97	U.S. $6.86	6,597

2003
First Quarter	U.S. $8.24	U.S. $6.60	22,625
April	U.S. $7.60	U.S. $6.75	11,636
May	U.S. $9.15	U.S. $7.51	12,494
June	U.S. $9.47	U.S. $7.30	21,372
July	U.S. $8.39	U.S. $7.74	9,038
August	U.S. $8.53	U.S. $7.77	9,112
September 1-11	U.S. $8.24	U.S. $7.99	2,518

Note:

(1) The Trust Units were listed for trading on the AMEX on June 22, 2001.

On September 11, 2003, the closing price per Trust Unit on the AMEX was U.S. $8.02.

RECORD OF CASH DISTRIBUTIONS

The following table sets forth the per Trust Unit amount of monthly cash distributions paid by the Trust since its inception.

2001
March - December	$2.54
2002
January	0.20
February	0.16
March	0.15
April	0.15
May	0.15
June	0.17
July	0.17
August	0.17
September	0.17
October	0.17
November	0.18
December	0.19
Total for 2002	$2.03
2003
January	0.20
February	0.20
March	0.20
April	0.20
May	0.20
June	0.20
July	0.17
August	0.15(1)

Note:

(1) Payable on September 15, 2003 to Unitholders of record on August 20, 2003.

The Trust has declared a distribution of $0.15 per Trust Unit to be payable on October 15, 2003 to Unitholders of record on September 18, 2003. Purchasers of Trust Units pursuant to this offering will not be eligible to receive the distribution payable on October 15, 2003. However, it is anticipated that the offering will close prior to October 21, 2003, which is the record date for the distribution by the Trust to Unitholders payable on November 14, 2003. Accordingly, provided the offering closes prior to October 21, 2003, subscribers who complete their purchase from the Underwriters and continue to own such Trust Units on October 21, 2003 will be eligible to participate in the distribution of the Trust payable on November 14, 2003.

USE OF PROCEEDS

The net proceeds to the Trust from the offering of the Trust Units and Debentures, after payment of the Underwriters' fee of $10,507,500 and expenses of the issue estimated to be $500,000, will be approximately $214,142,500. If the Underwriters' Option is exercised in full, the net proceeds to the Trust will be approximately $238,082,500 after deducting Underwriters' fees of $11,767,500 and the estimated expenses of the issue of $500,000. If the Underwriters' Option and the Over-Allotment Option are exercised in full, the net proceeds to the Trust will be approximately $263,069,875 after deducting Underwriters' fees of $13,082,625 and the estimated expenses of the issue of $500,000. The net proceeds to the Trust will be used to fund the Redwater Acquisition. In the event the Redwater Acquisition is not completed, the net proceeds from the Trust Units will be used to repay indebtedness of the Trust and Provident under its credit facilities, to fund future acquisitions and the Trust's capital expenditure program and for general corporate purposes, and the net proceeds from the Debentures will be invested in short term money market instruments and upon maturity of the Debentures, will be applied towards satisfying the principal of and interest on the Debentures. If the Trust does not complete the Redwater Acquisition and the Trust does not utilize the proceeds from the Trust Units to fund additional acquisitions or capital expenditures in a timely manner, the issuance of Trust Units pursuant to the offering will be dilutive to future cash distributions. See also "Relationship Among the Trust, Provident and Certain Underwriters".

RELATIONSHIP AMONG THE TRUST, PROVIDENT AND CERTAIN UNDERWRITERSS

Each of Scotia Capital Inc., National Bank Financial Inc., BMO Nesbitt Burns Inc. and TD Securities is an indirect wholly-owned subsidiary of one of the lenders (the "Lenders") to the Trust and Provident pursuant to the Credit Facility or Provident's $120 million bank credit facility used to finance the portion of the purchase price of the Redwater Acquisition not covered by the offering of Trust Units and Debentures. Accordingly, the Trust may be considered a connected issuer of each of Scotia Capital Inc., National Bank Financial Inc., BMO Nesbitt Burns Inc. and TD Securities Inc. under applicable securities laws.

As at August 31, 2003, $189.5 million was outstanding under the Credit Facility. In the event the Redwater Acquisition is not completed, a portion of the net proceeds of the offering may be used to repay a portion of the indebtedness of the Trust and Provident to the Lenders. Each of the Trust and Provident are in compliance with all material terms of the agreement governing the Credit Facility, and none of the Lenders have waived any material breach by the Trust or Provident of that agreement since its execution. Neither the financial position of the Trust and Provident nor the value of the security under the Credit Facility has changed substantially since the indebtedness under the Credit Facility was incurred.

The decision to distribute the Debentures and Trust Units offered hereby and the determination of the terms of the distribution were made through negotiations primarily between Provident, on behalf of the Trust and Scotia Capital Inc. and National Bank Financial Inc. on their own behalf and on behalf of the remaining Underwriters. The Lenders did not have any involvement in such decision or determination, but have been advised of the issuance and the terms thereof. As a consequence of the offering, Scotia Capital Inc., National Bank Financial Inc., BMO Nesbitt Burns Inc. and TD Securities Inc. will each receive its share of the Underwriters' fee.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Macleod Dixon LLP and Stikeman Elliott LLP, the following summary describes the principal Canadian federal income tax considerations pursuant to the Tax Act and the regulations thereunder (the "Regulations") generally applicable to a holder who acquires Debentures or Trust Units (collectively, the "Securities") pursuant to this offering and who, for purposes of the Tax Act and all relevant times, is resident or deemed to be resident in Canada, holds the Securities as capital property and deals at arm's length with the Trust. Generally, the Securities will be considered to be capital property to a holder provided the holder does not hold the Securities in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain holders who might not otherwise be considered to hold their Securities as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act. This summary is not applicable to (a) a subscriber that is a "financial institution", as defined in the Tax Act for the purposes of the mark-to-market rules, or (b) a subscriber an interest in which would be a "tax shelter investment" as defined in the Tax Act. Any such subscriber should consult its own tax advisor with respect to an investment in the Securities.

This summary is based upon the provisions of the Tax Act and the Regulations in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced prior to the date hereof (the "Proposed Amendments") and counsels' understanding of the current published administrative practices of the Canada Customs and Revenue Agency. This summary assumes the Proposed Amendments will be enacted in the form proposed, however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Securities, and no representations with respect to the income tax consequences to any holder are made. Consequently, holders of Securities should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring Securities pursuant to this offering, having regard to their particular circumstances.

Status of the Trust

Based on representations of Provident, the Trust currently qualifies, and will qualify on the date of the closing of this offering, as a "mutual fund trust" as defined in the Tax Act. This summary assumes that the Trust will continue to so qualify thereafter for the duration of its existence.

The qualification of the Trust as a mutual fund trust under the Tax Act requires that certain factual conditions generally be met throughout its existence. In order for the Trust to qualify as a mutual fund trust, either (i) it must not have been established or at any time be maintained primarily for the benefit of non-residents or (ii) throughout the Trust's existence all or substantially all of its property must consist of property other than property that would be certain types of taxable Canadian property (as defined in the Tax Act). The Trust must also satisfy certain requirements with respect to the distribution of its Units and restrictions on its activities. The Trust has certain restrictions on its activities and its powers and certain rights against non-resident Unitholders such that it is reasonable to expect that these requirements will continue to be satisfied.

Should the Trust not qualify as a mutual fund trust, the income tax considerations would in some respects be materially different than those described below. See "Risk Factors - Risks Associated With the Level of Foreign Ownership".

Taxation of the Trust

The Trust is subject to taxation in each taxation year on its income for the year, including net realized taxable capital gains, less the portion thereof that is paid or payable in the year to Unitholders and which is deducted by the Trust in computing its income for the purposes of the Tax Act. An amount will be considered to be payable to a Unitholder in a taxation year only if it is paid in the year by the Trust or the Unitholder is entitled in that year to enforce payment of the amount. The taxation year of the Trust is the calendar year.

The Trust is required to include in its income for each taxation year all amounts (i) in respect of royalties held by it from Provident and Holdings Trust, including any amounts subject to set-off in respect of any Crown charges reimbursed to Provident or Holdings Trust, (ii) in respect of interest, (iii) in respect of dividends, and (iv) in respect of that portion of Holdings Trust's income for tax purposes for Holdings Trust's taxation year that ends in the Trust's taxation year that becomes payable in Holdings Trust's year to the Trust, together with all amounts designated to the Trust as reimbursed Crown charges in excess of the resource allowance deducted in computing Holdings Trust's income. Provided that appropriate designations are made by the Trust, certain dividends which would otherwise be included in its income as dividends received on shares owned by the Trust, including the shares of Provident, will be deemed to have been received by Unitholders and not to have been received by the Trust.

The Trust will be entitled to deduct, on an annual basis, reasonable administrative expenses incurred in its ongoing operations. The Trust will be entitled to deduct, over five years on a straight-line basis, prorated for short taxation years, any costs incurred by it in connection with the issuance of Trust Units or indebtedness (including the Debentures). The Trust may also deduct, in computing its income from all sources for a taxation year, an amount not exceeding 10 percent, on a declining balance basis, of its cumulative Canadian oil and gas property expense ("COGPE") account at the end of that year, prorated for short taxation years.

In accordance with the Regulations, the Trust may deduct in computing its income for a year a resource allowance generally calculated by reference to its "adjusted resource profits" as defined for purposes of the Tax Act. Under the Proposed Amendments, Crown royalties will become deductible and the deduction for resource allowance will be eliminated on a phase-in basis over a 5-year period starting in 2003. The excess, if any, of reimbursed Crown charges over the resource allowance deductible by the Trust in the year is deemed to be an amount that has become payable to the Unitholders, to the extent designated by the Trust. Counsel understands that the Trust will designate the full amount of any such excess annually in respect of the Unitholders. The Trust may claim as a deduction an amount that is less than the amount of its income that is paid or payable to Unitholders in a year if it designates such amount not to have been paid or become payable to the Unitholders. This may occur for example to utilize losses from prior taxation years.

Under the Trust Indenture, an amount equal to all of the income, including royalty, interest and dividend income of the Trust for each year, together with the taxable and non-taxable portions of any capital gains realized by the Trust in the year (net of the Trust's expenses and amounts, if any, required to be retained to pay any tax liability of the Trust) will be payable to the Unitholders. Subject to the exceptions described below, all amounts payable to the Unitholders shall be paid by way of cash distributions.

Under the Trust Indenture, income received by the Trust may be used to finance cash redemptions of Trust Units. Accordingly, such income so utilized will not be payable to holders of the Trust Units by way of cash distributions. In such circumstances, such income will be payable to holders of Trust Units in the form of additional Trust Units ("Reinvested Trust Units"). Moreover, under the Trust Indenture, the Trust may, in certain circumstances, issue its own notes or distribute property of the Trust to finance the redemption of Trust Units.

Where the Trust distributes property of the Trust to a Unitholder on a redemption of Trust Units, the Trust will be deemed to receive proceeds of disposition equal to the fair market value of such property at that time (the "Deemed Proceeds"), and such Deemed Proceeds may give rise to a capital gain or income to the Trust. The Trust will be entitled for each taxation year to reduce (or receive a refund in respect of) its liability, if any, for tax on its net taxable capital gains by an amount determined under the Tax Act based on the redemption or retraction of Trust Units during the year (the "Capital Gains Refund"). The Capital Gains Refund in a particular year may not completely offset the Trust's tax liability for such taxation year that may arise upon distributions of property in connection with the redemption of Trust Units. The Trust Indenture accordingly provides that income of the Trust which is required to satisfy any tax liability on the part of the Trust shall not be payable to Unitholders.

For purposes of the Tax Act, Counsel is advised that the Trust intends to deduct, in computing its income, the full amount available for deduction in each year to the extent of its income for the year otherwise determined. As a result of such deduction from income, it is expected that the Trust will not be liable for any material amount of tax under the Tax Act.

Taxation of Unitholders

A Unitholder will generally be required to include in computing income for a particular taxation year of the Unitholder the portion of the net income of the Trust for a taxation year, including taxable dividends and net realized taxable capital gains, that is paid or payable to the Unitholder in that particular taxation year, notwithstanding that any such amount is payable in Reinvested Trust Units. Income of a Unitholder from the Trust Units will be considered to be income from property and not resource income (or "resource profits") for the purposes of the Tax Act. Any loss of the Trust for the purposes of the Tax Act cannot be allocated to and treated as a loss of a Unitholder.

Provided that appropriate designations are made by the Trust, such portions of its net taxable capital gains and taxable dividends as are paid or payable to a Unitholder will effectively retain their character as taxable capital gains and taxable dividends, respectively, and shall be treated as such in the hands of the Unitholder for purposes of the Tax Act.

The non-taxable portion of net realized capital gains of the Trust that is paid or payable to a Unitholder in a year will not be included in computing the Unitholder's income for the year. Any other amount in excess of the net income of the Trust that is paid or payable by the Trust to a Unitholder in a year will not generally be included in the Unitholder's income for the year. However, where such an amount becomes payable to a Unitholder, other than as proceeds of disposition of Trust Units or fractions thereof, the adjusted cost base of the Trust Units held by such Unitholder will generally be reduced by such amount. To the extent that the adjusted cost base to a Unitholder of a Trust Unit is less than zero at the end of a taxation year, such negative amount will be deemed to be a capital gain of the Unitholder from the disposition of the Trust Unit in that year.

The cost to a Unitholder of Trust Units acquired pursuant to this offering will equal the purchase price of the Trust Units plus the amount of any other reasonable costs incurred in connection therewith. This cost will be averaged with the adjusted cost base of all other Trust Units held by the Unitholder at that time as capital property to determine the adjusted cost base to the Unitholder of each Trust Unit.

Upon the disposition or deemed disposition by a Unitholder of a Trust Unit, whether on redemption or otherwise, the Unitholder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition (excluding any amount which represents an amount that must otherwise be included in the Unitholder's income as described above) are greater (or less) than the aggregate of the Unitholder's adjusted cost base of the Trust Unit and any reasonable costs of disposition.

Generally, one-half of any capital gain (a "taxable capital gain") realized by a Unitholder in a taxation year must be included in the Unitholder's income for the year, and one-half of any capital loss (an "allowable capital loss") realized by a Unitholder in a taxation year must be deducted from taxable capital gains realized by the Unitholder in that year. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Where Trust Units are redeemed and property of the Trust is distributed in specie to a Unitholder on the redemption, the proceeds of disposition to the Unitholder of the Trust Units will generally be equal to the fair market value of the property so distributed less the amount of any income or capital gain realized by the Trust on the distribution of such property. The cost to a Unitholder of any property distributed to the Unitholder on a redemption of Trust Units will generally be equal to the fair market value of such property at the time of the distribution (less any accrued interest thereon in the case of Redemption Notes or Initial Notes). A Unitholder that receives Redemption Notes or Initial Notes will be required to include in income interest on the Initial Note or Redemption Note (including interest that had accrued to the date of the acquisition of the Initial Note by a Unitholder) in accordance with the provisions of the Tax Act. To the extent that a Unitholder is required to include in income any interest that had accrued to the date of the acquisition of the Initial Note, an offsetting deduction may be available.

A Unitholder that throughout the relevant taxation year is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3 percent on certain investment income, including taxable capital gains.

Taxation of Debenture Holders

Interest on Debentures

A holder of Debentures that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on the Debentures that accrues to it to the end of the particular taxation year or that has become receivable by or is received by the holder before the end of that taxation year, except to the extent that such interest was included in computing the holder's income for a preceding taxation year.

Any other holder will be required to include in computing income for a taxation year all interest on the Debentures that is received or receivable by the holder in that taxation year (depending upon the method regularly followed by the holder in computing income), except to the extent that the interest was included in the holder's income for a preceding taxation year. In addition, if in a taxation year such a holder holds Debentures on any "anniversary day" thereof, the holder will be required to include in income for the year interest that has accrued to the holder to the end of that date on the Debentures, to the extent that the interest was not otherwise included in computing the income of the holder for the year or a preceding taxation year. For this purpose, the "anniversary day" of a Debenture means (i) the day that is one year after the day immediately preceding the date of its issue; (ii) the day that occurs at every successive one year interval from the day determined under (i); and (iii) the day upon which the Debenture was disposed of.

A holder of Debentures that throughout the relevant taxation year is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3 percent on certain investment income, including interest and taxable capital gains.

Exercise of Conversion Privilege

A holder of a Debenture who exchanges the Debenture for Trust Units pursuant to the conversion privilege will be considered to have disposed of the Debenture for proceeds of disposition equal to the aggregate of the fair market value of the Trust Units so acquired at the time of the exchange and the amount of any cash received in lieu of fractional Trust Units. The holder will realize a capital gain or capital loss computed as described below under "Other Dispositions of Debentures".

The cost to the holder of the Trust Units so acquired will be equal to their fair market value and must be averaged with the adjusted cost base of all other Trust Units held by the holder at the time as capital property for the purpose of calculating the adjusted cost base of each such Trust Unit.

Redemption or Repayment of Debentures

If the Trust redeems a Debenture prior to Maturity or repays a Debenture upon Maturity and the holder does not exercise the conversion privilege prior to such redemption or repayment, the holder will be considered to have disposed of the Debenture for proceeds of disposition equal to the amount received by the holder (other than the amount received as interest) on such redemption or repayment. If the holder receives Trust Units on redemption or repayment, the holder will be considered to have received proceeds of disposition equal to the fair market value of such Trust Units. The holder may realize a capital gain or capital loss computed as described below under "Other Dispositions of Debentures". The cost to the holder of the Trust Units so received will be equal to their fair market value and must be averaged with the adjusted cost base of all other Trust Units held by the holder at that time as capital property for the purpose of calculating the adjusted cost base of each such Trust Unit.

Other Dispositions of Debentures

A disposition or deemed disposition by a holder of a Debenture will generally result in the holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition (adjusted as described below) are greater (or less) than the aggregate of the holder's adjusted cost base thereof and any reasonable costs of disposition. Any such capital gains or capital losses will be treated, for tax purposes, in the same manner as capital gains and capital losses arising from a disposition of Trust Units which treatment is discussed above under "Taxation of Unitholders".

Upon such a disposition or deemed disposition of a Debenture, interest accrued thereon to the date of disposition will be included in computing the holder's income, except to the extent such amount was otherwise included in the holder's income, and will be excluded in computing the holder's proceeds of disposition of the Debenture.

ELIGIBILITY FOR INVESTMENT

In the opinion of Macleod Dixon LLP and Stikeman Elliott LLP, based on legislation in effect on the date of this short form prospectus, the Trust Units and Debentures offered hereby will not be precluded as investments, in each case subject to general investment standards and the satisfaction of additional requirements relating to investment or lending policies, standards, procedures, or goals, under or by the following statutes and where applicable, the relevant regulations:

Cooperative Credit Associations Act (Canada)	The Trustee Act (Manitoba)
Insurance Companies Act (Canada)	Pension Benefits Act, 1992 (Saskatchewan)
Pension Benefits Standards Act, 1985 (Canada)	Pension Benefits Act (Ontario)
Trust and Loan Companies Act (Canada)	Loan and Trust Corporations Act (Ontario)
Employment Pension Plans Act (Alberta)	An Act respecting insurance (Quebec) (in respect of
Loan and Trust Corporations Act (Alberta)	insurers other than guarantee fund corporations)
Financial Institutions Act (British Columbia)	Supplemental Pension Plans Act (Quebec)
The Insurance Act (Manitoba)	An Act respecting trust companies and savings companies
The Pension Benefits Act (Manitoba)	(for a trust company investing its own funds and deposits it receives and a savings company investing its funds)

Also, in the opinion of such counsel, based on representations from Provident and the Trust as to certain factual matters, the Trust Units and Debentures offered hereby will, on the date of closing, be qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans (other than, in the case of the Debentures, a deferred profit sharing plan for the benefit of employees of the Trust or of any corporation with which the Trust does not deal at arm's length) and will not, on the date of closing, be foreign property for the purpose of the Tax Act.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the Trust Units and Debentures offered hereby will be passed upon on behalf of the Trust by Macleod Dixon LLP, Calgary, Alberta and on behalf of the Underwriters by Stikeman Elliott LLP, Calgary, Alberta.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Trust are PricewaterhouseCoopers LLP, Chartered Accountants, 111 - 5th Avenue S.W., Suite 3100, Calgary, Alberta, T2P 5L3.

The transfer agent and registrar for the Trust Units and Debentures is Computershare Trust Company of Canada at its principal offices in Toronto, Ontario and Calgary, Alberta.

INTERESTS OF EXPERTS

As of the date hereof, the partners and associates of each of Macleod Dixon LLP and Stikeman Elliott LLP, as a group, beneficially own, directly or indirectly, less than 1 percent of the Trust Units. As of the date hereof, the principals of Seaton Jordan & Associates Ltd., independent land appraisers, as a group, did not beneficially own, directly or indirectly, any of the Trust Units. As of the date hereof, the principals of McDaniel & Associates Consultants Ltd., independent oil and gas reservoir engineers, as a group, beneficially own, directly or indirectly, less than 1 percent of the Trust Units.

PURCHASERS' STATUTORY RIGHTS

Securities legislation in several of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

SCHEDULE A

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Compilation Report

To the Trustee of Provident Energy Trust

We have read the accompanying unaudited consolidated pro forma balance sheet of Provident Energy Trust (the Trust) as at June 30, 2003 and the unaudited consolidated pro forma statements of operations for the six months then ended and for the year ended December 31, 2002, and have performed the following procedures.

  Compared the figures in the columns captioned "Provident Energy Trust" to the unaudited financial statements of the Trust as at June 30, 2003 and for the six months then ended, and the audited financial statements of the Trust for the year ended December 31, 2002, respectively, and found them to be in agreement.

  Compared the figures in the columns captioned "Redwater" to the unaudited financial statements of the Redwater natural gas liquids processing system, a segment of Williams Energy (Canada) Inc. ("Redwater") as at June 30, 2003 and for the six months then ended and the audited financial statements of Redwater for the year ended December 31, 2002, respectively, and found them to be in agreement.

  Compared the figures in the column captioned "Richland Petroleum Corp." to the unaudited financial statements of Richland Petroleum Corporation as at January 16, 2002 and for the 16 days then ended, and found them to be in agreement.

  Compared the figures in the column captioned "Acquired Properties" to the unaudited schedule of revenues and expenses for the acquired properties for the period January 1, 2002 to March 31, 2002, and found them to be in agreement.

  Compared the figures in the column captioned "Meota Resources Corp." to the unaudited financial statements of Meota Resources Corporation as at September 30, 2002 and for the nine months then ended, and found them to be in agreement.

  Made enquiries of certain officials of the Trust who have responsibility for financial and accounting matters about:
  the basis for determination of the pro forma adjustments; and
  whether the pro forma financial statements comply as to form in all material respects with the Securities Acts of the various Provinces of Canada (the "Acts").
  The officials:

    described to us the basis for determination of the pro forma adjustments, and stated that the pro forma statements comply as to form in all material respects with the Acts.

  Read the notes to the pro forma statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

  Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "Provident Energy Trust", "Richland Petroleum Corp.", "Acquired Properties", "Meota Resources Corp", and "Redwater" for the year ended December 31, 2002, and found the amounts in the column captioned "Combined" to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(Signed)
Chartered Accountants
Calgary, Alberta ,
2003

PROVIDENT ENERGY TRUST
CONSOLIDATED PRO FORMA BALANCE SHEET
As at June 30, 2003
(in thousands of Canadian dollars)
(unaudited)
	Provident Energy		Redwater
Assets	Trust	Redwater	adjustments	Combined
Current assets
Cash	$23	$-	$-	$23
Accounts receivable	41,583	51,825	(51,825)	41,583
Inventory	-	27,023	(13,023)	14,000
Prepaids	4,834	21,088	(21,088)	4,834
Due from affiliates	-	7,041	(7,041)	-
	46,440	106,977	(92,977)	60,440

Cash reserve for future site reclamation	2,016	-	-	2,016
Goodwill	102,443	-	-	102,443
Property, plant and equipment	651,788	170,510	104,530	926,828
	$802,687	$277,487	$11,553	$1,091,727

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$42,040	$46,349	$(46,349)	$42,040
Due to an affiliate	-	3,345	(3,345)	-
Cash distribution payable to unitholders	9,587	-	-	9,587
	51,627	49,694	(49,694)	51,627

Long-term debt	197,500	-	74,898	272,398
Future site reclamation	14,739	-	-	14,739
Future income taxes	87,645	33,777	(33,777)	87,645

Unitholders' Equity
Capital contributions	586,343	-	142,342	728,685
Exchangeable shares	33,951	-	-	33,951
Convertible debentures	47,600	-	71,800	119,400
Accumulated loss	(21,738)	-	-	(21,738)
Accumulated cash distributions	(187,025)	-	-	(187,025)
Accumulated interest on convertible debentures	(7,955)	-	-	(7,955)
Williams Energy (Canada), Inc. net investment	-	194,016	(194,016)	-
	451,176	194,016	20,126	665,318
	$802,687	$277,487	$11,553	$1,091,727

PROVIDENT ENERGY TRUST
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands of Canadian dollars)
(unaudited)	For the six months ended June 30, 2003

	Provident Energy		Redwater
	Trust	Redwater	adjustments	Combined

Revenue
Gross production revenue	$161,903	$-	$ -	$161,903
Natural gas liquids sales	-	341,270	-	341,270
Processing and other fees	-	9,618	-	9,618
Other income (loss)	1,660	(194)	-	1,466
Less: Royalties (net of ARTC)	(41,846)	-	-	(41,846)
	121,717	350,694	-	472,411
Expenses
Production	35,723	318,734	-	354,457
Operating and maintenance	-	17,169	-	17,169
General and administrative	6,568	4,234	-	10,802
Management fees	-	-	-	-
Management internalization	18,592	-	-	18,592
Interest	4,479	3,144	(1,496)	6,127
Bad debt expense	-	8,418	-	8,418
Depletion, depreciation and amortization	68,373	3,079	1,505	72,957
	133,735	354,778	9	488,522

Loss before taxes	(12,018)	(4,084)	(9)	(16,111)

Capital taxes	1,826	-	241	2,067
Current taxes	-	(117)	117	-
Future income tax expense (recovery)	(28,170)	(1,433)	(120)	(29,723)
	(26,344)	(1,550)	238	(27,656)

Net income (loss) for the period	$14,326 $	(2,534) $	(247) $	11,545

Net income per unit - basic				$0.15
Net income per unit - diluted				$0.14

PROVIDENT ENERGY TRUST
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands of Canadian dollars)

(unaudited)                 For the year ended December 31, 2002

	Provident Energy Trust	Richland Petroleum Corp.	Richland adjustments			Meota Resources Corp.
				Acquired Properties	Acquired Properties adjustments		Meota Resources adjustments		Redwater adjustments
								Redwater		Combined
Revenue

Gross production revenue	$207,823	$2,252	$-	$7,621	$-	$74,042	$-	$-	$-	$291,738

Natural gas liquids sales	-	-	-	-	-	-	-	494,592	-	494,592

Processing and other fees	-	-	-	-	-	-	-	17,055	-	17,055

Less: Royalties (net of ARTC)	(44,315)	(328)	-	(1,022)	-	(18,043)	(375)	-	-	(64,083)
	163,508	1,924	-	6,599	-	55,999	(375)	511,647	-	739,302
Expenses
Production	52,741	1,457	-	1,143	-	18,498	-	435,685	-	509,524
Operating and maintenance	-	-	-	-	-	-	-	32,070	-	32,070
General and administrative	7,987	200	-	-	150	2,624	-	6,494	-	17,455
Management fees	11,296	-	9	-	109	-	743	-	810	12,967

Interest	5,307	187	53	-	750	2,134	1,145	6,232	(2,936)	12,805

Bad debt expense	-	-	-	-	-	-	-	3,402	-	3,402

Depletion, depreciation and amortization
	90,481	1,195	936	-	3,474	18,778	12,624	5,899	3,269	136,656
	167,812	3,039	998	1,143	4,483	42,034	14,512	489,782	1,143	724,879

Income (loss) before taxes	(4,304)	(1,115)	(998)	5,456	(4,483)	13,965	(14,887)	21,865	(1,143)	14,356

Capital taxes	3,264	31	-	-	-	937	-	-	482	4,714
Current taxes	-	-	-	-	-	-	-	2,051	(2,051)	-
Future income tax expense (recovery)
	(17,500)	(468)	(419)	-	409	8,789	(6,253)	6,260	1,617	(7,540)
	(14,236)	(437)	(419)	-	409	9,726	(6,253)	8,311	(48)	(2,851)

Net income (loss) for the period
	$9,932	$(678)	$(579)	$5,456	$(4,892)	$4,239	$(8,634)	$13,554	$(1,191)	$17,207

Net income (loss) per unit - basic										$0.24
Net income (loss) per unit - diluted										$0.23

PROVIDENT ENERGY TRUST
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and December 31, 2002
(in thousands of Canadian dollars)
  Basis of Presentation

The pro forma consolidated financial statements of Provident Energy Trust ("Provident") have been prepared by management to give effect to the purchase of Richland Petroleum Corporation ("Richland"), Meota Resources Corp. ("Meota"), the purchase of certain oil and gas assets (the "Acquired Properties") and to give effect to the purchase of the Redwater natural gas liquids processing system ("Redwater") from Williams Energy (Canada), Inc. Richland and Meota have been involved in oil and gas exploration, development and production in Canada. The Redwater assets are comprised of the extraction and fractionation assets of the Redwater facility, a liquids gathering system and the Younger plant. These pro forma consolidated financial statements have been prepared for inclusion in the prospectus of Provident dated September 12, 2003.

The June 30, 2003 pro forma consolidated financial statements have been prepared from:

  Provident's unaudited consolidated financial statements as at June 30, 2003 and for the six months then ended.

  The unaudited June 30, 2003 financial statements of Redwater.

The December 31, 2002 pro forma consolidated statement of operations has been prepared from:

  Provident's audited consolidated financial statements as at and for the year ended December 31, 2002 with related adjustments.

  Richland's unaudited consolidated financial statements as at January 16, 2002 and for the 16 days then ended with related adjustments.

  Unaudited schedule of revenues and expenses for the acquired properties for the period January 1, 2002 to March 31, 2002 with related adjustments.

  Meota's unaudited consolidated financial statements as at September 30, 2002 and for the nine months then ended with related adjustments.

  The audited financial statements of Redwater for the year ended December 31, 2002 with related adjustments.

In the opinion of the management of Provident, the pro forma consolidated financial statements include all adjustments necessary for fair presentation in accordance with Canadian generally accepted accounting principles. The June 30, 2003 pro forma consolidated balance sheet gives effect to the transactions as if the transactions occurred on June 30, 2003; the June 30, 2003 and December 31, 2002 pro forma consolidated statements of operations give effect to the transactions as if they occurred on January 1, 2002.

The pro forma consolidated financial statements may not be indicative of the results of operations of the Trust which will be obtained upon completion of the arrangements. In preparing the pro forma consolidated financial statements, no adjustments have been made to reflect any operating or administrative cost savings that may have been achieved prior to the acquisition dates that may result from the operations of the combined assets. The purchase price allocation for Redwater is based on estimates and the actual allocation could vary from these estimates.

The pro forma consolidated financial statements should be read in conjunction with the financial statements, as listed in note 1, items (a) through (g).

  Redwater Purchase

On September 10, 2003, Provident entered into an agreement of purchase and sale to acquire Redwater from Williams Energy (Canada), Inc. for cash consideration of $282 million and acquisition costs of $7 million. The purchase price was financed through $75 million of long-term debt, $72 million of proceeds from the issuance of 75,000 convertible debentures, and $142 million in proceeds from the issuance of 14,300,000 trust units. The purchase is expected to close on September 30, 2003.

At September 12, 2003, Provident allocated the purchase price of Redwater as follows:

NET ASSETS ACQUIRED AND LIABILITIES ASSUMED
Inventory	$14,000
Property, plant and equipment (includes acquisition costs $7,000)	275,040
$289,040
CONSIDERATION
Cash
Acquired through long-term debt	$74,898
Acquired through issuance of trust units (net of costs $7,808)	142,342
Acquired through issuance of convertible debentures (net of costs of $3,200)	71,800
$289,040

The future tax liability will be eliminated upon consolidation of Redwater as the tax value and book value of the assets acquired will be the same.

The underwriters of the trust unit and convertible debenture offering have options to acquire up to an additional 4,905,000 trust units at $10.50 per trust unit or $51.5 million less costs of $2.6 million. If these options are exercised, long-term debt would be reduced by proceeds received on the issuance of the additional trust units, net of any underwriters' fees.

  Acquisition of Richland

Richland Petroleum Corporation ("Richland")

Effective January 16, 2002 Provident acquired Richland for consideration of 11,157,225 Trust units with an ascribed value of $98.9 million. The transaction has been accounted for using the purchase method with the allocation of the purchase price as follows:

NET ASSETS ACQUIRED AND LIABILITIES ASSUMED
Cash reserved for future site reclamation	$372
Goodwill	13,306
Fair market value of financial hedges and physical contracts for petroleum products	10,133
Property, plant and equipment	219,151
Working capital deficiency	(10,744)
Long-term debt	(75,425)
Site reclamation liability	(1,559)
Future income taxes	(52,660)
$102,574
CONSIDERATION
Acquisition costs incurred (includes $332 incurred in 2001)	$3,721
Trust units issued	98,853
$102,574
  Acquired Properties

On March 26, 2002, Provident entered into an agreement of purchase and sale to acquire certain oil and gas properties for a purchase price of $72 million (subject to adjustment). This purchase was financed by the proceeds from the issuance of convertible debentures and trust units.

  Acquisition of Meota

Meota Resources Corp. ("Meota")

Effective October 1, 2002 Provident acquired Meota for cash consideration of $27.1 million and 14,517,184 trust units with an ascribed value of $158.3 million, plus 5,858,136 exchangeable shares with an ascribed value of $63.9 million. The transaction has been accounted for using the purchase method with the allocation of the purchase price as follows:

NET ASSETS ACQUIRED AND LIABILITIES ASSUMED
Property, plant and equipment	$313,305
Goodwill	89,137
Working capital deficiency, net of cash	(2,816)
Long-term debt	(86,500)
Site reclamation liability	(1,084)
Future income taxes	(57,653)
$254,389

CONSIDERATION
Cash	$27,134
Acquisition costs incurred	5,007
Total cash consideration	32,141
Trust units issued	158,336
Exchangeable shares issued	63,912
$254,389
  Pro Forma Adjustments and Assumptions
  Interest on the cash portion of the acquisitions has been calculated using Provident's weighted average interest rate of 4.4%.

  Depletion and depreciation has been adjusted to reflect the pro forma value of the oil and gas assets, as if the acquisitions had occurred at the beginning of the period.

  Depreciation of Redwater assets has been adjusted to reflect the pro forma value of the assets, as if the acquisitions had occurred at the beginning of the period. Redwater assets are depreciated straight line over 30 years.

  For 2002, management fees of two percent of operating income have been calculated as if the transactions occurred at the beginning of the year. For purposes of these statements, the total return fee has not been adjusted. There are no management fees for the 2003 period.

  Alberta Royalty Tax Credits have been reduced to reflect the maximum claim allowed under association rules.

  Incremental general and administrative costs with respect to the Acquired Properties were assumed to be $0.15 million for the 2002 period.

  The current taxes on incremental income are assumed to be passed on to the unitholders. The future income tax expense has been adjusted to reflect the impact on earnings of these transactions at the maximum statutory rate.

  Williams Energy (Canada), Inc. will retain prepaid costs for their own account.

  Inventory has been adjusted to reflect estimated inventory at closing.

  The pro forma net income per trust unit for the year ended December 31, 2002 was $0.24 per unit and was calculated based on 70,545,180 weighted average number of units outstanding during the period. On a diluted basis, net income in the year was $0.23 per unit and was calculated using 74,898,540 diluted units outstanding.

  The pro forma net income per trust unit for the six months ended June 30, 2003 was $0.15 per unit and was calculated based on 76,320,155 weighted average number of trust units outstanding during the period. On a diluted basis, net income for the six months ended June 30, 2003 was $0.14 per unit and was calculated using 81,097,024 diluted units outstanding.

SCHEDULE B
FINANCIAL STATEMENTS OF THE REDWATER NATURAL GAS LIQUIDS
PROCESSING SYSTEM OF WILLIAMS ENERGY (CANADA), INC.

AUDITORS' REPORT

To the Board of Directors of

Williams Energy (Canada), Inc.

We have audited the balance sheet of the Redwater Natural Gas Liquids Processing System, a segment of Williams Energy (Canada), Inc. as at December 31, 2002 and the statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the segment's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Redwater Natural Gas Liquids Processing System as at December 31, 2002 and the results of their operations and their cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

As discussed in note 1, the Redwater Natural Gas Liquids Processing System is a component of Williams Energy (Canada), Inc. and has no separate legal status. Transactions with other segments and affiliates of Williams Energy (Canada), Inc. are described in note 6.

Calgary, Canada	(Signed)
July 31, 2003	Chartered Accountants

The Redwater Natural Gas Liquids Processing System of
Williams Energy (Canada), Inc.

BALANCE SHEETS
(thousands of Canadian dollars)
(see basis of presentation - note 1)

As at

	June 30,	December 31,
	2003	2002
	$	$
	(unaudited)

ASSETS
Current
Accounts receivable	51,825	61,077
Inventories [note 2]	27,023	22,446
Prepaid expenses [note 3]	21,088	20,305
Due from affiliates [note 6]	7,041	11,625
	106,977	115,453

Property, plant and equipment [note 4]	170,510	169,984
	277,487	285,437

LIABILITIES AND EQUITY
Current
Accounts payable and accrued liabilities	46,349	64,074
Due to an affiliate [note 6]	3,345	9,153
	49,694	73,227

Future income tax liability [note 5]	33,777	35,233
	83,471	108,460

Contingencies and commitments [notes 1, 8 and 10]

Williams Energy (Canada), Inc. net investment [note 7]	194,016	176,977
	277,487	285,437

See accompanying notes.

On behalf of the Board:

(Signed)	(Signed)
Director	Director

The Redwater Natural Gas Liquids Processing System of
Williams Energy (Canada), Inc.

STATEMENTS OF OPERATIONS
(thousands of Canadian dollars)
(see basis of presentation - note 1)

	Six months ended		Year ended
	June 30		December 31,
	2003	2002	2002
	$	$	$
	(unaudited)	(unaudited)

Revenues
Natural gas liquid sales [note 6]	341,270	219,402	494,592
Processing and other fees	9,618	6,652	17,055
	350,888	226,054	511,647

Expenses
Production [note 6]	318,734	194,610	435,685
Operating and maintenance	17,169	16,466	32,070
General and administrative	4,234	3,530	6,494
Bad debt expense	8,418	-	3,402
Depreciation	3,079	2,876	5,899
	351,634	217,482	483,550

Income before interest and taxes	(746)	8,572	28,097
Interest expense	(3,203)	(3,207)	(6,443)
Interest capitalized	59	80	211
Other expense	(194)	(83)	-
Income (loss) before income taxes	(4,084)	5,362	21,865

Income tax expense (recovery) [note 5]
Current	(117)	235	2,051
Future	(1,433)	2,103	6,260
	(1,550)	2,338	8,311

Net income (loss) for the period	(2,534)	3,024	13,554

See accompanying notes.

The Redwater Natural Gas Liquids Processing System of
Williams Energy (Canada), Inc.

STATEMENTS OF CASH FLOWS
(thousands of Canadian dollars)
(see basis of presentation - note 1)

	Six months ended		Year ended
	June 30,		December 31,
	2003	2002	2002
	$	$	$
	(unaudited)	(unaudited)

Operating activities
Net income (loss) for the period	(2,534)	3,024	13,554
Items not affecting cash
Depreciation	3,079	2,874	5,899
Future income taxes	(1,433)	2,103	6,260
	(888)	8,001	25,713

Changes in non-cash working capital balances [note 9]	(15,057)	21,336	20,917
	(15,945)	29,337	46,630

Investing activities
Capital asset additions	(3,606)	(10,437)	(11,533)

Financing activities
Cash equity funding from (distributions to) Williams
Energy (Canada), Inc.	19,551	(18,900)	(35,097)

Net change in cash	-	-	-

See accompanying notes.

The Redwater Natural Gas Liquids Processing System of
Williams Energy (Canada), Inc.

NOTES TO FINANCIAL STATEMENTS
(Amounts are stated in thousands of Canadian dollars)

June 30, 2003 and December 31, 2002

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These financial statements have been prepared in connection with the planned sale of the Redwater Natural Gas Liquids Processing System ("Redwater") of Williams Energy (Canada), Inc. ("WECI" or the "Company"). These financial statements present the historic financial position, results of operations and cash flows of WECI's Redwater assets including Williams Energy (Canada) Pipelines Inc, a wholly owned subsidiary of WECI, on a carve-out basis from WECI as if they had operated as a stand-alone entity subject to WECI's control. The Redwater assets are comprised of the paraffin extraction and fractionation assets of the Redwater facility, a liquids gathering system and the Younger plant. Redwater's financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.

The financial statements include WECI's interests in the assets, liabilities, revenues and expenses directly attributable to Redwater and management's estimates of general and administrative expenses and interest expenses directly related to these operations. General and administrative expenses have been allocated based on the percentage of commercial activity related to Redwater relative to the overall commercial activities within WECI while interest expenses have been allocated based on the specific usage of the proceeds from the related debt. These estimates are considered by management to be the best available approximation of the expenses that Redwater would have incurred had it operated on a stand-alone basis over the periods presented. Income taxes have been calculated based upon the combined federal and provincial marginal income tax rate in Alberta. Redwater has not issued any debt or equity. All excess cash flows are assumed to be distributed to WECI and all cash flow deficiencies are assumed to be funded by WECI.

The accompanying financial statements have been prepared from the books and records of the Company. As a result of the basis of presentation described above, these financial statements may not necessarily be indicative of the results that would have been attained if Redwater had operated as a stand-alone entity for the periods presented.

The assets of Redwater are available for the satisfaction of the debts, contingent liabilities and commitments of Williams Energy (Canada), Inc. and not just those liabilities presented in the accompanying balance sheet.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Inventory valuation

Inventories for natural gas liquids are stated at the lower of average cost or quoted market price. Inventories for parts and supplies are stated at the lower of average cost or net realizable value. Because of the inherent limitations in metering and the physical properties of storage caverns, the determination of precise volumes of natural gas liquids held in inventory at such locations is subject to estimation. Actual amounts, which can only be determined by draining caverns, may differ from these estimates.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Depreciation of plant and equipment is provided on the straight-line method over estimated useful lives which range from 15 to 30 years. Gains or losses from the ordinary sale or retirement of property are recorded in net income. Repairs and maintenance costs on plant and equipment are charged to expense as incurred.

Inventories used to fill in cavern bottoms are presented as part of property, plant and equipment and stated at historical cost. These inventories are not depreciated.

Future site restoration and abandonment costs

Future site restoration and abandonment costs in excess of expected salvage values are charged to income over the expected useful life of the gas plant or gathering line. Decommissioning costs, potential environmental clean-up costs to restore processing plant or gathering line sites to original condition are estimated based on costs and regulations in effect at yearend. These costs and salvage values are evaluated annually.

Revenue recognition

Revenues for sales of natural gas liquids are recognized in the period of delivery and revenues from processing and other fees are recorded when services have been performed.

Interest capitalization

Interest is capitalized on major projects during construction using the parent company's weighted average interest rate.

Income taxes

Income taxes for Redwater are recorded using the liability method of accounting. Under the liability method, the Redwater records future income taxes for the effect of any difference between the accounting and income tax basis of an asset or liability using substantively enacted income tax rates and laws that will be in effect when the differences are expected to be reversed. Income tax expense for the period is the tax payable for the period and any change during the period in future tax assets and liabilities.

Foreign currency translation

Transactions denominated in foreign currencies are translated at the exchange rate on the transaction date. Foreign currency denominated monetary assets and liabilities are translated at exchange rates in effect on the balance sheet date. Gains and losses arising from this translation process are included in income.

Derivative instruments

Derivative instruments are used by the Company to hedge Redwater's exposure to market risks relating to commodity prices. The Company's policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Redwater applies settlement accounting to derivative instruments. Under this method, gains and losses on derivative instruments used as hedges are recognized in the period that the hedged instrument is settled by netting the gain or loss against the income or expense item that is hedged.

Seasonality

The Company's extraction and fractionation business is highly seasonal relative to gas deliveries occurring during the winter heating season. Majority of gas deliveries occur during the winter resulting typically in stronger first and fourth quarter results.

2.    INVENTORIES

	June 30,	December 31,
	2003	2002
	$	$
	(unaudited)

Natural gas liquids	26,601	22,058
Parts and supplies	422	388
	27,023	22,446

3.    PREPAID EXPENSES

Cash provided as financial assurances by WECI on behalf of Redwater to certain customers under current and long-term contracts amounting to $21,088 as at June 30, 2003 (December 31, 2002 - $16,525) have been classified as prepaid expenses.

4.    PROPERTY, PLANT AND EQUIPMENT

	June 30,	December 31,
	2003	2002
	$	$
	(unaudited)

Land	4,642	4,642
Assets under construction	5,220	2,115
Operating inventory	2,938	2,938
Plant and equipment	173,701	173,200
	186,501	182,895
Less accumulated amortization on plant and equipment	(15,991)	(12,911)
Net book value	170,510	169,984

5.    FUTURE INCOME TAXES

	Six months ended		Year ended
	June 30,		December 31,
	2003	2002	2002
	$	$	$
	(unaudited)	(unaudited)

Statutory Canadian federal and provincial
income tax rate	41.87%	42.37%	42.25%
Rate Reconciliation
Income (loss) before income taxes	(4,084)	5,364	21,865
Expected income tax expense (recovery)	(1,710)	2,272	9,238
Increase (decrease) in income taxes resulting
from manufacturing and processing rate
reduction	286	(375)	(1,531)
Large corporations tax	254	235	496
Effect of tax rate changes	(380)	206	108
Income tax expense (recovery)	(1,550)	2,338	8,311

Components of income tax expense (recovery)
Current tax expense (recovery)	(117)	235	2,051
Future income tax expense related to the
origination and reversal of temporary
differences	(1,053)	1,897	6,152
Future income tax expense (recovery) resulting
from change in tax rates	(380)	206	108
Income tax expense (recovery)	(1,550)	2,338	8,311

		December 31,
	June 30, 2003	2002
	$	$
Component of future income tax liability	(unaudited)

Capital assets	33,777	35,233

6.    RELATED PARTY TRANSACTIONS

The following transactions occurred in the normal course of operations with The Williams Companies Inc. (TWC), the ultimate parent of WECI, and other companies in the TWC group subject to common control during the period and were measured at the exchange amounts:

	Six months ended		Year ended
	June 30,		December 31,
	2003	2002	2002
	$	$	$
	(unaudited)	(unaudited)

Income statement
Sale of propane	37,271	22,316	74,308
Net settlements of hedges [note 8]	(1,728)	-	1,314
Purchase of natural gas	-	5,417	6,551

	June 30,	December 31,
	2003	2002
	$	$
	(unaudited)
Balance sheet
Accounts receivable in respect of:
Propane sales	7,041	10,096
Net settlements of hedges	-	1,529
	7,041	11,625

Account payable in respect of:
Net settlement of hedges	1,372	-
Natural gas purchases	1,973	9,153
	3,345	9,153

7.    WILLIAMS ENERGY (CANADA), INC. NET INVESTMENT

	June 30,	December 31,
	2003	2002
	$	$
	(unaudited)
Williams Energy (Canada) Pipelines Inc. equity:
Authorized - unlimited number of common shares without par value
Common shares	4,938	4,938
Deficit	(1,665)	(1,338)
	3,273	3,600
WECI's net investment in the other Redwater assets	190,743	173,377
WECI's total net investment	194,016	176,977

8.    FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

a) Commodity price risk management

Redwater production of natural gas liquids is generally sold under short-term market based contracts.

b) Hedges

At December 31, 2002 and June 30, 2003, WECI had entered into swaps with an affiliate to fix the sales price on approximately 10,000 bbls/day of natural gas liquids produced by Redwater for January of 2003 and July of 2003, respectively. Under the swaps, Redwater receives various fixed prices and pays floating OPIS prices. The fair market value of the swaps at December 31, 2002 and June 30, 2003 was ($119) and ($241), respectively.

c) Fair values of financial assets and liabilities

The carrying values reported on the balance sheet for accounts receivable, amounts due from and to affiliates and current liabilities approximate fair value due to the short-term nature of those instruments.

d) Credit risk

A substantial portion of Redwater's accounts receivable is with customers in the energy industry and is subject to the normal industry risks. At June 30, 2003, the accounts receivable from Redwater's three largest customers amounted to 29%, 17% and 15% of accounts receivable respectively (23%, 16% and 14% at December 31, 2002).

9.    CHANGES IN NON-CASH WORKING CAPITAL

	Six months ended		Year ended
	June 30,		December 31,
	2003	2002	2002
	$	$	$
	(unaudited)	(unaudited)

Accounts receivable	9,252	(1,316)	(20,846)
Inventories	(4,577)	(3,297)	5,326
Prepaid expenses	(783)	687	(19,619)
Due from affiliates	4,584	19,613	13,657
Accounts payable and accrued liabilities	(17,725)	6,102	35,342
Due to affiliates	(5,808)	(453)	7,057
	(15,057)	21,336	20,917

10. COMMITMENTS

Redwater has entered into a 10 year take-or-pay arrangement for the transportation of natural gas liquids that expires in 2008 and requires annual minimum payments of $5,475 for the next five years.

At June 30, 2003, WECI's ultimate parent company had outstanding letter of credit issued on behalf of Redwater amounting to US$20 million. This letter of credit was issued by a bank in favor of a supplier for Redwater's faithful payment of services rendered in the normal course of business. The letter of credit expires on August 15, 2003 but was extended to November 14, 2003 for US$17.5 million.

CERTIFICATE OF PROVIDENT ENERGY TRUST

Date: September 12, 2003

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Québec, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

PROVIDENT ENERGY TRUST

By: PROVIDENT ENERGY LTD.

(Signed) THOMAS W. BUCHANAN	(Signed) MARK N. WALKER
Chief Executive Officer	Vice President, Finance and
Chief Financial Officer

On behalf of the Board of Directors:

(Signed) GRANT D. BILLING	(Signed) M.H. SHAIKH
Director	Director

CERTIFICATE OF THE UNDERWRITERS

Date: September 12, 2003

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Québec, to our knowledge, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

SCOTIA CAPITAL INC.	NATIONAL BANK FINANCIAL INC.

By: (Signed) ERIC MCFADDEN	By: (Signed) DAVID M. VETTERS

BMO NESBITT BURNS INC.

By: (Signed) R. BRADLEY HURTUBISE

CIBC WORLD MARKETS INC.	TD SECURITIES INC.

By: (Signed) T. TIM KITCHEN	By: (Signed) GREGORY B. SAKSIDA

CANACCORD CAPITAL CORPORATION

By: (Signed) KARL B. STADDON

FIRSTENERGY CAPITAL CORP.

By: (Signed) MATTHEW D. JOSS

ORION SECURITIES INC.

By: (Signed) CRAIG LEGGATT